   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997.

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             BERG ELECTRONICS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                                        75-2451903
          (State or Other Jurisdiction                           (I.R.S. Employer
       of Incorporation or Organization)                      Identification Number)

                                                                 DAVID J. WEBSTER
                                                              SENIOR VICE PRESIDENT
             101 SOUTH HANLEY ROAD                            101 SOUTH HANLEY ROAD
           ST. LOUIS, MISSOURI 63105                        ST. LOUIS, MISSOURI 63105
                 (314) 726-1323                                   (314) 726-1323
  (Address, Including Zip Code, and Telephone          (Name, Address, Including Zip Code,
        Number, Including Area Code, of                and Telephone Number, Including Area
   Registrant's Principal Executive Offices)               Code, of Agent for Service)

                                   Copies to:

                 R. SCOTT COHEN                                 JEFFREY A. CHAPMAN
           WEIL, GOTSHAL & MANGES LLP                         VINSON & ELKINS L.L.P.
         100 CRESCENT COURT, SUITE 1300                    2001 ROSS AVENUE, SUITE 3700
              DALLAS, TEXAS 75201                              DALLAS, TEXAS 75201

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF SHARES TO            AMOUNT TO BE       AGGREGATE PRICE         AGGREGATE            AMOUNT OF
          BE REGISTERED                REGISTERED          PER SHARE(1)      OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.....  10,491,214 shares        $24 3/16         $253,756,238.63        $76,895.83
====================================================================================================================

(1) Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the Common Stock of the Registrant on October 27, 1997, as reported on the New York Stock Exchange.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one (the "U.S. Prospectus") to be used in connection with an offering in the United States and Canada (the "U.S. Offering") of Common Stock of Berg Electronics Corp. (the "Company") (which includes Common Stock subject to the U.S. Underwriters' over-allotment option) and one (the "International Prospectus") to be used in connection with a concurrent international offering outside the United States and Canada (together with the U.S. Offering, the "Offerings") of Common Stock of the Company. The U.S. Prospectus and the International Prospectus will be identical in all respects except that they contain different front and back cover pages. The form of the U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus that differ from those in the U.S. Prospectus. Each of the pages to be used in the International Prospectus included herein is labeled "Alternative Page for International Prospectus." Final forms of such prospectuses will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997
PROSPECTUS
            , 1997
                                9,537,467 SHARES

                            [BERG ELECTRONICS LOGO]

                                  COMMON STOCK

     All of the shares of common stock, par value $0.01 per share ("Common Stock"), of Berg Electronics Corp. (the "Company") offered hereby are being sold by certain stockholders of the Company. See "Principal and Selling Stockholders." Of the 9,537,467 shares being offered hereby, 7,629,974 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 1,907,493 shares are being offered initially outside of the United States and Canada by the International Managers (the "International Offering"). The Company will not receive any of the proceeds from the U.S. Offering or the International Offering (collectively, the "Offerings"), other than the proceeds, if any, received by the Company from the sale of shares as a result of the exercise of the over-allotment option granted by the Company to the U.S. Underwriters in connection with the U.S. Offering. See "Underwriting" and "Use of Proceeds."

     The Common Stock is traded on the New York Stock Exchange under the symbol "BEI." The last reported sale price of the Common Stock on October 27, 1997 was $24 3/16 per share. See "Market for Common Stock and Dividend Policy."

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------
                                            PRICE                 UNDERWRITING             PROCEEDS TO
                                            TO THE               DISCOUNTS AND             THE SELLING
                                            PUBLIC               COMMISSIONS(1)          STOCKHOLDERS(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
Total(3)..........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------

(1) The Company, Berg Electronics Group, Inc. and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses, estimated at $730,000, which will be paid by the Company.

(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 953,747 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total Price to the Public and
    Underwriting Discounts and Commissions will be $          and $          ,
    respectively, and the proceeds to the Company therefrom will be $          .
    See "Underwriting."

     The shares of Common Stock are offered by the several U.S. Underwriters, when, as and if delivered to and accepted by the U.S. Underwriters and subject to various prior conditions, including their right to reject orders in whole or part. It is expected that delivery of the Common Stock will be made in New York,
New York, on or about             , 1997.

DONALDSON, LUFKIN & JENRETTE
        SECURITIES CORPORATION

          BEAR, STEARNS & CO. INC.

                      CREDIT SUISSE FIRST BOSTON

                                 MERRILL LYNCH & CO.

                                           MORGAN STANLEY DEAN WITTER

                                   [ARTWORK]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby (the "Shares"). This Prospectus does not include all the information set forth in the Registration Statement, to which reference is made for further information with respect to the Company.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. The Registration Statement and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the New York Stock Exchange (the "NYSE") and all reports, proxy and information statements, and other information filed by the Company with the Commission also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 REFERENCE DATA

     Industry, market and market share information contained herein is based on information appearing in publicly available reports. The Company has not independently verified such information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

     (1) The Company's Registration Statement on Form 8-A filed on November 9, 1995;

     (2) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (3) The Company's Proxy Statement for the year ended December 31, 1996 filed March 28, 1997;

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (5) The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997;

     (6) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     (7) The Company's Current Report on Form 8-K filed September 9, 1997; and

     (8) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference into this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to Berg Electronics Corp., 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, Attention: Investor Relations, telephone: (314) 746-2235.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, which appear elsewhere in the Prospectus. References in this Prospectus to the "Company" mean Berg Electronics Corp. and its subsidiaries, taken as a whole. Unless otherwise stated, the information in this Prospectus (i) assumes that the U.S. Underwriters' overallotment option described in "Underwriting" is not exercised, (ii) gives effect to the Company's 2-for-1 split of its Common Stock and its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), through the payment of a 100% stock dividend paid on October 20, 1997 to holders of record on September 29, 1997 (the "1997 Stock Split") and (iii) reflects as outstanding 1,983,546 shares of Common Stock issuable upon conversion of the Class A Common Stock.

                                  THE COMPANY

     The Company is a leading global designer, manufacturer and marketer of electronic connectors and cable assembly products for applications primarily in the telecommunications, computer and industrial markets. The Company's connectors and cable assemblies are used to conduct signals (primarily data, video and voice) in a wide range of sophisticated electronic applications including: (i) telecommunications products such as cellular phones, pagers and transmission and switching equipment; (ii) personal computing equipment and peripherals such as notebook and desktop computers, printers, disk drives and workstations; and (iii) large data processing equipment such as servers, supercomputers, data communications systems, mainframe computers and mini-computers. For the first nine months of 1997, approximately 54% of the Company's net sales were for telecommunications applications and 37% were for computer applications. The balance of the Company's net sales represent connectors used in a variety of industrial and instrumentation applications.

     The Company believes it is the third largest electronic connector, socket and cable assembly manufacturer in the world, one of the world's top two manufacturers of connectors for the telecommunications market and one of the world's top three manufacturers of connectors for the computer market. With 20 manufacturing and assembly facilities and three product development and engineering facilities located in North America, Europe and Asia, the Company sells its connector products to approximately 25,000 customers throughout the world, including substantially all computer and telecommunications original equipment manufacturers ("OEMs"), both directly through a Company-employed sales force and indirectly through a global network of distributors and manufacturers' representatives. For the nine months ended September 30, 1997, approximately 49% of the Company's net sales were in North America, 28% in Europe and 23% in Asia. The Company's largest customers include Alcatel, Compaq, Ericsson, Hewlett-Packard, IBM, Lucent, Motorola, Northern Telecom, Philips, Quantum/MKE, SCI, Samsung, Seagate, Siemens GPT, Solectron, Sun Microsystems, Viasystems and Western Digital.

     Following the Company's acquisition in February 1993 of the Connector Systems Business of the Electronics Division of E.I. du Pont de Nemours and Company (the "Initial Acquisition"), the Company has increased net sales from $526.3 million in 1994 to $760.8 million for the twelve months ended September 30, 1997, and has increased EBITDA (as defined herein) (excluding post-retirement benefit charges) from $86.1 million to $151.8 million over the same period, largely due to strategies implemented subsequent to the Initial Acquisition.

     The Company's objectives include continuing to increase sales and earnings and outpacing the growth of the industry. Key elements of the Company's strategy are to continue to:

     - Focus on the Telecommunications and Computer Markets. Management believes that the telecommunications and computer markets offer the greatest potential for consistent, long-term growth in connector demand by OEMs. Based on industry data, the telecommunications and computer markets are expected to grow over the next five years at a compound annual growth rate of 10.8% and 6.2%, respectively. For the first nine months of 1997, 54% of the Company's sales were to customers in the telecommunications market and 37% were to customers in the computer market. The Company plans to continue to focus on these markets in the implementation of its product development and acquisition strategies. The Company has also experienced opportunities to apply certain technologies developed through its product development programs in the telecommunications and computer segments to industrial and other end-use connector products.

     - Broaden Product Offering. The Company's internal new product development program is focused on customer driven, applications-oriented research and development structured to meet its customers' requirements for smaller, faster and more rugged connector products, shorter product development cycles and more rapid time to market with new products. Recent product development efforts that have met specific customer needs have included
       (i) the new high-density I-BEAM(TM)/MEG-Array(TM) family of products,
       (ii) a broad offering of next-generation input/output connectors, including fiberchannel, fiberoptic and other high-speed, high-density input/output connectors and (iii) variations and extensions of industry standard product lines, including a variety of 2mm Metral(TM) offerings, a new continuous version of BergStik(TM), known as BergStrip(TM), and a variety of modular jacks. Approximately 35% of the Company's net sales for the first nine months of 1997 were attributable to products developed in the last five years.

       Through acquisitions, the Company has expanded its product offerings from a focus on computer printed circuit board ("PCB") connectors to a broad array of computer and telecommunications PCB connectors, cable assemblies, sockets and radio frequency and coaxial connectors. The Company plans to continue to extend its product offerings through internal new product development and strategic acquisitions.

     - Strengthen Customer Relationships. The Company has enhanced its customer relationships and expanded its preferred supplier status through several initiatives, including by (i) becoming a partner in the design and development of new products and applications for its leading customers,
       (ii) providing global manufacturing and service capabilities, which enable it to meet the geographically diverse needs of multinational customers, (iii) accommodating its customers' supply channel preferences through a unique path-to-market that relies on a cooperative combination of a direct sales force, distributors and manufacturers' representatives and (iv) designating global account managers to serve the worldwide needs of its OEMs.

     Subsequent to the Initial Acquisition, the Company has made seven strategic acquisitions. The most significant of these were the acquisitions of the captive U.S. connector business of the Microelectronics Division (the "AT&T Connector Business") of AT&T Corp. (the "Lucent Acquisition") in May 1994 and the captive connector business of Ericsson Telecom AB located in Sweden (the "Ericsson Acquisition") in December 1996. These acquisitions significantly expanded the Company's presence in the telecommunications sector, broadened the Company's product lines and established the Company as a preferred supplier with these two key customers. The other five acquisitions expanded both the Company's customer base and its offerings of cable assemblies (used in both telecommunications equipment and computers), sockets (used in computers) and radio frequency and microwave connectors (used in telecommunications and other equipment). Management plans to continue to pursue acquisitions that add product or process technologies, new customers or increased exposure to existing customers and expanded geographic presence.

     In addition to expansion through its strategic acquisitions, the Company has opened facilities in Juarez, Mexico, in Nantong, People's Republic of China and in Fermoy, Ireland. These new plants, together with the relocation of the AT&T Connector Business to a new facility in Huntingdon County, Pennsylvania, have reduced the Company's production costs. Management plans to continue to seek lower cost alternatives for production sites for future expansion needs.

                              RECENT DEVELOPMENTS

     On August 7, 1997, the Company entered into a new credit facility agreement (the "Credit Facility") consisting of a $250.0 million term loan and a $300.0 million revolving credit loan. The Credit Facility reduces the Company's borrowing costs, improves the Company's liquidity by increasing its borrowing capacity and provides the Company greater flexibility in making acquisitions and capital expenditures. The refinancing resulted in an extraordinary charge of $6.0 million of deferred financing costs, net of applicable income taxes, during the quarter ended September 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     On October 20, 1997, the Company completed a 2-for-1 split of the Common Stock and Class A Common Stock through the payment of a 100% stock dividend to holders of record on September 29, 1997.

                                 THE OFFERINGS

Common Stock offered in the Offerings:
  U.S. Offering......................................  7,629,974 shares
  International Offering.............................  1,907,493 shares
          Total......................................  9,537,467 shares
Common Stock to be outstanding after the
  Offerings(1).......................................  41,013,356 shares
Use of proceeds......................................  The Company will not receive any portion of the net proceeds from the sale of the Shares
                                                       by the Selling Stockholders. The proceeds, if
                                                       any, received by the Company from the sale of
                                                       shares of Common Stock as a result of the
                                                       exercise of the over-allotment option granted
                                                       by the Company to the U.S. Underwriters in
                                                       connection with the Offerings will be used by
                                                       the Company to reduce indebtedness under the
                                                       Credit Facility and for other general
                                                       corporate purposes. See "Use of Proceeds."
NYSE Symbol..........................................  BEI

---------------

(1) Excludes (i) 896,688 shares of Common Stock issuable upon exercise of outstanding employee stock options under the Company's 1993 Stock Option Plan (the "Stock Option Plan"), (ii) 48,660 shares of Common Stock issuable upon exercise of outstanding options granted to one of the Company's directors and (iii) 19,496 shares of Common Stock in respect of which options may be granted under the Stock Option Plan.

                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Shares.

                       SUMMARY HISTORICAL FINANCIAL DATA

     Set forth below are summary historical financial data of the Company for the three years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. The summary historical financial data of the Company for the three years ended December 31, 1996 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The summary historical financial data of the Company for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited financial statements of the Company, which, in the opinion of management of the Company, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The following information should be read in conjunction with the audited and unaudited financial statements of the Company, including, in each case, the related notes thereto, included elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                  NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                    ---------------------------------------   -------------------------
                                                       1994          1995          1996          1996          1997
                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
RESULTS OF OPERATIONS:
Net sales.........................................     $526,250      $667,249      $704,669      $530,718      $586,808
Gross profit......................................      182,392       224,973       248,800       184,181       208,285
Operating income..................................       41,284        56,764        77,835        55,202        67,553
Interest expense..................................       29,186        34,609        28,350        21,612        20,586
Income before extraordinary items.................        3,022         9,329        28,945        19,727        26,699
Extraordinary items (1)...........................           --            --       (18,664)      (18,664)       (5,964)
Net income........................................        3,022         9,329        10,281         1,063        20,735
Preferred stock requirements (2)..................      (13,287)      (14,741)      (27,335)      (27,335)           --
Net income (loss) applicable to common shares.....     $(10,265)     $ (5,412)     $(17,054)     $(26,272)     $ 20,735
                                                    ===========   ===========   ===========   ===========   ===========
Net income (loss) per common share (3)............     $  (0.39)     $  (0.21)     $  (0.44)     $  (0.70)     $   0.50
                                                    ===========   ===========   ===========   ===========   ===========
Average common shares outstanding (3).............   25,995,252    25,978,648    38,491,476    37,650,328    41,567,964
OTHER DATA:
EBITDA (excluding PBC)(4).........................      $86,055      $112,978      $135,355       $98,524      $114,983
EBITDA (excluding PBC) margin (% of net
  sales)(4).......................................         16.4%         16.9%         19.2%         18.6%         19.6%
Depreciation......................................       32,528        42,761        44,237        33,590        34,563
Amortization of intangible assets.................        9,603        11,182        12,011         8,778        11,494
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...................................................................................   $  8,786
Working capital.............................................................................................     63,321
Total assets................................................................................................    701,791
Long-term obligations (including current maturities)........................................................    357,965
Total stockholders' equity..................................................................................    139,509

---------------

(1) Reflects (i) $8,071 in prepayment costs (net of income tax of $5,381) paid in connection with the redemption of $100,000 of the 11 3/8% Guaranteed Senior Subordinated Debentures Due 2003 (the "Debentures") of the Company's wholly-owned subsidiary, Berg Electronics Group, Inc., in March and April 1996, (ii) the write-off of $10,593 (net of income tax of $7,062) in deferred financing costs in March 1996 relating to the refinancing of the Company's then existing credit facility and the redemption of the Debentures and (iii) the write-off of $5,964 (net of income tax of $3,734) in deferred financing costs in August 1997 relating to the refinancing of the Company's then existing credit facility (the "Prior Credit Facility").

(2) Consists of dividends on the Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of the Company and the Series E Preferred Stock, par value $0.01 per share (the "Series E Preferred Stock"), of the Company, plus accretion of original issue discount on the Series B Preferred Stock and $21,866 of premium paid in 1996 in connection with the redemption and purchase and cancellation of all of the outstanding shares of each of the Series B Preferred Stock and the Series E Preferred Stock in March 1996.

(3) Per share data is determined by dividing the average number of shares of Common Stock outstanding during the period into net income (loss) applicable to common shares and has been adjusted to reflect the 1997 Stock Split.

(4) Earnings before interest, taxes, depreciation and amortization ("EBITDA") includes operating income (loss) adjusted to exclude depreciation, amortization of intangible assets and noncash net periodic post-retirement benefit charges ("PBC") ($2,640, $2,271 and $1,272 for the years ended December 31, 1994, 1995 and 1996, respectively, and $954 and $1,373 for the nine months ended September 30, 1996 and 1997, respectively). The Company believes that EBITDA provides additional information to assist investors in determining its ability to meet future debt service requirements. However, EBITDA is not a defined term under generally accepted accounting principles ("GAAP") and is not indicative of operating income or cash flow from operations as determined under GAAP.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Shares offered hereby. Information contained or incorporated by reference in this Prospectus is based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management, and may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). When used in this Prospectus, words such as "may," "will," "expect," "intend," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, as they relate to the Company or the Company's management, identify forward-looking terminology. The following matters and certain other factors noted throughout this Prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

TECHNOLOGICAL EVOLUTION

     The rapid technological evolution characteristic of the electronics industry requires the Company to anticipate and respond rapidly to changes in industry standards and customer needs and to develop and introduce new and enhanced products on a timely and cost-effective basis. The Company must manage effectively transitions from products using older technology to those utilizing up-to-date technology in order to maintain and increase sales and profitability, minimize disruptions in customer orders and avoid excess inventory of products that are less responsive to customer demand. There can be no assurance that the Company's existing customers will continue to utilize the Company's products, that the technologies used by such customers will continue to employ the Company's products or that new products developed by the Company will achieve market acceptance. Further, shifts in demand for the technologies and products of the Company's customers, including telecommunications products, computer mainframes and other computer systems, may have an adverse effect on demand for the Company's products. See "Business -- New Product Development" and "-- Sales and Marketing."

CYCLICALITY MAY LEAD TO FLUCTUATIONS IN DEMAND

     Historically, the electronics industry has been cyclical, affected by both general economic conditions and industry-specific cycles. Depressed general economic conditions and cyclical downturns in the electronics industry have each had an adverse effect on sales of electronic equipment, OEMs and their suppliers, including the Company. In addition, the life cycles of existing electronic products and the timing of new product development and introductions can affect demand for electronic components. The electronic connector industry is expected to be subject to fluctuations in demand for electronic products in the future. Reduced demand for electronic products or their components could have a material adverse effect on the Company. Over 90% of the Company's sales are concentrated in two industries. As a result, any cyclical downturn in either of the telecommunications or computer markets could have a material adverse effect on the Company.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS

     The Company has, and following the Offerings will continue to have, substantial indebtedness. As of September 30, 1997, the Company had total long-term indebtedness, including current maturities, of $358.0 million and a debt-to-equity ratio of 2.6 to 1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The degree to which the Company is leveraged could have important consequences to holders of Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for its operations;

(iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which cause the Company to be vulnerable to increases in interest rates; and (iv) such indebtedness contains numerous financial and other restrictive covenants, including those restricting the incurrence of indebtedness, the creation or existence of liens, the declaration or payment of dividends, the making of certain investments, the acquisition of securities of the Company and its subsidiaries and certain extraordinary corporate transactions. Failure by the Company to comply with such covenants or to make its scheduled debt payments under the Credit Facility or its other indebtedness may result in an event of default which could have a material adverse effect on the Company.

SIGNIFICANT COMPETITION

     The electronic connector industry is highly competitive and fragmented, with approximately 2,000 manufacturers worldwide. The Company believes that competition in its targeted segments is primarily based on quality, reliability, design capability, delivery time and price. The Company's significant competitors, some of which are larger than the Company, are as technologically advanced as the Company and have significant financial resources.

CONCENTRATION OF BUSINESS WITH LUCENT

     As a result of the Lucent Acquisition, Lucent became the Company's largest customer. At the time of the Lucent Acquisition, the Company entered into a five-year supply agreement with Lucent's predecessor, AT&T Corp. In 1994, 1995, 1996 and the first nine months of 1997, sales to Lucent accounted for approximately 12%, 17%, 18% and 11%, respectively, of the Company's total net sales. The Company believes that the decline of Lucent business as a percentage of net sales from 1996 to the first nine months of 1997 represents the sale by Lucent of a portion of its business to Viasystems, another customer of the Company. See "Certain Relationships and Related Transactions." If, for any reason, Lucent were to purchase fewer of the Company's products in the future, such decreased level of purchases could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH FOREIGN OPERATIONS

     The Company's products are manufactured and assembled at the Company's facilities in the United States, Mexico, France, The Netherlands, Ireland, Sweden, Japan, Taiwan, Singapore, Korea, India and People's Republic of China and exported to and imported from a large number of countries. Although the Company has not experienced significant problems in conducting its foreign operations, changes in local economic or political conditions could impact the Company's production capabilities and its sales and adversely affect the Company. In addition, the Company's sales and expenses are frequently denominated in local currencies. The Company, from time to time, engages in hedging operations, such as forward exchange contracts, to reduce its exposure to foreign currency fluctuations, although there can be no assurance that such measures will eliminate or substantially reduce such risk. Such hedging operations historically have not been material, and gains and losses from such operations have not been significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY PRINCIPAL STOCKHOLDERS

     After completion of the Offerings, certain affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse") will continue to beneficially own or control approximately 18.7% of the outstanding voting stock of the Company and, accordingly, will be able to influence the outcome of any corporate or other matter submitted to the Company's stockholders for approval, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transaction. See "Principal and Selling Stockholders."

LIMITATION ON DIVIDENDS

     The Company has not paid any cash dividends on its Common Stock since its incorporation in 1992 and has no current intention to do so. In addition, the Credit Facility imposes restrictions on the ability of the Company's operating subsidiary to make cash distributions on its capital stock, which the Company expects would be the principal source of funds for any cash dividends on the Common Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") include certain provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions
(i) classify the Company's Board of Directors into three classes, (ii) provide that only the Board of Directors, the Chairman of the Board of Directors or the holders of 25% of the outstanding voting capital stock may call special meetings of the stockholders, (iii) eliminate the ability of the stockholders to take any action without a meeting, (iv) limit the ability of the stockholders to amend or repeal provisions of the Certificate of Incorporation or Bylaws, except with the consent of the holders of at least two-thirds of the Company's outstanding voting securities, and (v) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. See "Description of Capital
Stock -- Special Provisions of the Certificate of Incorporation and Bylaws of the Company."

                                USE OF PROCEEDS

     The Company will not receive any portion of the net proceeds from the sale of the Shares by the Selling Stockholders. The proceeds, if any, received by the Company from the sale of shares of Common Stock as a result of the exercise of the over-allotment option granted by the Company to the U.S. Underwriters in connection with the Offerings will be used by the Company to reduce indebtedness under the Credit Facility and for other general corporate purposes. See "Management's Discussion and Analysis Of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Underwriting."

                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is traded on the NYSE under the symbol "BEI." The table below sets forth the high and low sales prices per share for the Common Stock on the NYSE during the periods indicated. On October 27, 1997, the reported last sale price of the Common Stock on the NYSE was $24 3/16, and there were approximately 178 holders of record of Common Stock.

                                                                   PRICE RANGE OF
                                                                  COMMON STOCK(1)
                                                              ------------------------
                                                                HIGH            LOW
Year Ended December 31, 1996:
  First Quarter from March 1 through March 31...............    $13             $11 3/16
  Second Quarter............................................     14 5/16         11 3/8
  Third Quarter.............................................     14              10 1/8
  Fourth Quarter............................................     16 1/4          12 9/16
Year Ended December 31, 1997:
  First Quarter.............................................     15 15/16        13 5/8
  Second Quarter............................................     18 1/16         13 7/8
  Third Quarter.............................................     26 7/8          17 15/16
  Fourth Quarter through October 27, 1997...................     28 31/32        24 3/16

---------------

(1) Prices adjusted to reflect the 1997 Stock Split.

     The Company has not paid any cash dividends on its Common Stock since its incorporation in November 1992 and has no current intention to do so. In addition, the Credit Facility imposes restrictions on the ability of the Company's operating subsidiary to make cash distributions on its capital stock, which the Company expects would be the principal source of funds for any cash dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table presents selected historical financial data of the Company for the periods indicated. The historical financial data of the Company for the three years ended December 31, 1996 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The historical financial data of the Company for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited financial statements of the Company, which, in the opinion of management of the Company, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The following information should be read in conjunction with the audited and unaudited financial statements of the Company, including, in each case, the related notes thereto, included elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                         NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                               ------------------------------------   -----------------------
                                                  1994         1995         1996         1996         1997
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
RESULTS OF OPERATIONS:
Net sales....................................    $526,250     $667,249     $704,669     $530,718     $586,808
Cost of goods sold...........................     343,858      442,276      455,869      346,537      378,523
Selling, general and administrative
  expenses...................................     128,865      154,756      157,682      119,247      127,865
Amortization of intangible assets............       9,603       11,182       12,011        8,778       11,494
Net periodic postretirement benefits.........       2,640        2,271        1,272          954        1,373
                                               ----------   ----------   ----------   ----------   ----------
Operating income.............................      41,284       56,764       77,835       55,202       67,553
Other income (expense):
  Interest expense...........................     (29,186)     (34,609)     (28,350)     (21,612)     (20,586)
  Amortization of deferred financing costs...      (5,859)      (6,286)      (3,388)      (2,680)      (1,866)
  Other, net.................................        (346)        (738)       1,239        1,491       (1,474)
                                               ----------   ----------   ----------   ----------   ----------
Income before income taxes and extraordinary
  items......................................       5,893       15,131       47,336       32,401       43,627
Income tax provision.........................       2,871        5,802       18,391       12,674       16,928
                                               ----------   ----------   ----------   ----------   ----------
Income before extraordinary items............       3,022        9,329       28,945       19,727       26,699
Extraordinary items (1)......................          --           --      (18,664)     (18,664)      (5,964)
                                               ----------   ----------   ----------   ----------   ----------
Net income...................................       3,022        9,329       10,281        1,063       20,735
Preferred stock requirements (2).............     (13,287)     (14,741)     (27,335)     (27,335)          --
                                               ----------   ----------   ----------   ----------   ----------
Net income (loss) applicable to common
  shares.....................................    $(10,265)     $(5,412)    $(17,054)    $(26,272)     $20,735
                                               ==========   ==========   ==========   ==========   ==========
Net income (loss) per common share (3).......      $(0.39)      $(0.21)      $(0.44)      $(0.70)       $0.50
                                               ==========   ==========   ==========   ==========   ==========
Average common shares outstanding (3)........  25,995,252   25,978,648   38,491,476   37,650,328   41,567,964

OTHER DATA:
EBITDA (excluding PBC)(4)....................     $86,055     $112,978     $135,355      $98,524     $114,983
Depreciation.................................      32,528       42,761       44,237       33,590       34,563

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.......................................................................    $  8,786
Working capital.................................................................................      63,321
Total assets....................................................................................     701,791
Long-term obligations (including current maturities)............................................     357,965
Total stockholders' equity......................................................................     139,509

---------------

(1) Reflects (i) $8,071 in prepayment costs (net of income tax of $5,381) paid in connection with the redemption of the Debentures in March and April 1996,
    (ii) the write-off of $10,593 (net of income tax of $7,062) in deferred financing costs in March 1996 relating to the refinancing of the Company's then existing credit facility and the redemption of the Debentures and (iii) the write-off of $5,964 (net of income tax of $3,734) in deferred financing costs in August 1997 relating to the refinancing of the Prior Credit Facility.

(2) Consists of dividends on the Series B Preferred Stock and the Series E Preferred Stock, plus accretion of original issue discount on the Series B Preferred Stock and $21,866 of premium paid in 1996 in connection with the redemption and purchase and cancellation of all of the outstanding shares of each of the Series B Preferred Stock and the Series E Preferred Stock in March 1996.

(3) Per share data is determined by dividing the average number of shares of Common Stock outstanding during the period into net income (loss) applicable to common shares and has been adjusted to reflect the 1997 Stock Split.

(4) EBITDA includes operating income (loss) adjusted to exclude depreciation, amortization of intangible assets and PBC. The Company believes that EBITDA provides additional information to assist investors in determining its ability to meet future debt service requirements. However, EBITDA is not a defined term under GAAP and is not indicative of operating income or cash flow from operations as determined under GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere herein.

     Certain information presented herein includes "forward-looking statements" within the meaning of the Reform Act. However, there can be no assurance that the Company's actual results will not differ materially from its expectations. The matters referred to in forward-looking statements may be affected by risks and uncertainties affecting the Company's business, including those set forth in "Risk Factors."

OVERVIEW

     The Company's net sales increases since 1994 have principally reflected increased unit volumes. As new products gain market acceptance and their unit volumes increase, these products have tended to experience downward price pressure. The gross margin effect of this pressure has been historically mitigated or eliminated by increased manufacturing efficiencies and economies of scale associated with higher volume production of such products. In addition, the pricing pressure experienced by the Company with respect to its mature products has also been mitigated by the Company's frequent introduction of new higher margin products. Subsequent to the Initial Acquisition, the Company has completed seven strategic acquisitions that have broadened its product offerings and enabled the Company to penetrate new markets.

     The Company manufactures connectors in various regions of the world and exports and imports these products to and from a large number of countries. Sales and expenses are frequently denominated in local currencies. The Company's net sales and net income may be affected as currency fluctuations affect the Company's product prices and cost structure.

     Demand for the Company's products has increased significantly since its formation in 1993, and production equipment for certain of the Company's products is operating at or near capacity. A significant portion of the Company's planned capital expenditures in 1997 and 1998 is directed toward expansion of production capacity to meet increased demand. The Company anticipates making total capital expenditures of approximately $90 to $100 million in each of 1997 and 1998 for facilities, equipment and information systems. In particular, the Company anticipates increasing production capabilities in connection with the Company's agreement in August 1997 to supply high-density MEG-Array(TM) interconnect systems for use in the modular packaging of microprocessors to a leading producer of microprocessors.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1997, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net sales for the nine months ended September 30, 1997 were $586.8 million, representing a $56.1 million, or 10.6%, increase from the comparable period in 1996.

     North American sales represented approximately 49% of net sales for the nine months ended September 30, 1997 and decreased $1.4 million, or 0.5%, in the first nine months of 1997 compared to the comparable period in 1996. This decrease was due primarily to the transfer of certain customer programs to the Company's European and Asia Pacific locations in 1997. Strong mobile, telecom, datacom, personal computer and networking demand, and a broadening customer base, including increased sales through distribution, served to offset weakness in the high-end computer market.

     Sales in Europe were approximately 28% of net sales for the first three quarters of 1997 and increased by $45.7 million, or 38.8%, compared to the same period in 1996. The increase was due in part to the acquisition of the captive connector business of Ericsson Telecom AB on December 31, 1996, in part to greater demand for the Company's products in most end-user (primarily telecommunications) and geographic markets and in part to the transfer of certain customer programs to European sources in 1997 compared to U.S. sales sources for these programs in 1996. These increases were partially offset by unfavorable effects of currency changes between years in most countries in the region, with the exception of the U.K. Sales in Asia Pacific made up approximately 23% of net sales for the first nine months of 1997 and increased $11.7 million, or 9.4%, compared to the same period in 1996. The improvement in Asia Pacific was primarily due to increased demand for the Company's products in end-user markets (both computers and telecommunications) and in part to the transfer of certain customer programs to Asian sources in 1997 compared to U.S. sales sources for these programs in 1996. These increases were partially offset by the unfavorable effects of currency changes between years, primarily in Japan. Changing currencies adversely impacted sales recorded in Europe and Asia Pacific, reducing sales by approximately 8.4% on a combined basis, in the first three quarters of 1997 compared to the first nine months of 1996.

     Due primarily to increased sales volumes, cost of goods sold for the nine months ended September 30, 1997 increased by $32.0 million, or 9.2%, over the comparable period in 1996. The increase was partially offset by the favorable impact of the stronger U.S. dollar against currencies in Europe and Asia Pacific. As a result of cost containment and reduction activities and the spreading of fixed costs over higher sales, cost of goods sold as a percent of net sales improved to 64.5% of net sales for the first three quarters of 1997, compared to 65.3% for the same period in 1996.

     Selling, general and administrative expenses for the first three quarters of 1997 increased by $8.6 million, or 7.2%, over the comparable period in 1996, but as a percentage of net sales decreased from 22.5% to 21.8%. The increase in costs was generally due to increased sales volumes, and the improvement in costs as a percentage of net sales was due in part to cost reduction and containment activities and also to the spreading of the fixed components of such expenses over a higher sales volume.

     Other expense increased $1.1 million, from $22.8 million in the first nine months of 1996 to $23.9 million in the first nine months of 1997, due to higher non-recurring, non-operating costs including net currency losses, which were offset by lower costs of the Credit Facility experienced subsequent to the replacement of the Prior Credit Facility in August 1997.

  YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales for the year ended December 31, 1996 were $704.7 million, representing a $37.4 million, or 5.6%, increase over the year ended December 31, 1995. In general, the Company's growth in net sales during 1996 was attributable to growth in unit volume partially offset by a decline in the average prices of the Company's products.

     North American sales were $382.0 million for the year ended December 31, 1996, representing a $42.7 million, or 12.6%, increase versus North American sales for the year ended December 31, 1995. This increase was due primarily to a $27.2 million, or 26.6%, increase in telecommunications products sales resulting from stronger demand than in the prior year for backplanes used in switching and transmission equipment, which translated into strong demand for the Berg connectors used in these applications.

     Sales in Europe were $155.1 million for the year ended December 31, 1996, representing a $4.4 million, or 2.8%, decrease from European sales for the year ended December 31, 1995. This decrease was due primarily to the strengthening of the U.S. dollar against certain European currencies. Sales in Asia Pacific totalled $167.6 million for the year ended December 31, 1996, representing a $0.9 million, or 0.5%, decrease from the year ended December 31, 1995. The decrease in the Asia Pacific region was primarily due to the effects of the weak Japanese yen versus the U.S. dollar, offset by increased demand in the Company's major end-user markets (computers and telecommunications). Changing currencies adversely impacted sales recorded in Europe and Asia, reducing sales by approximately 4.0% on a combined basis, for the year ended December 31, 1996 compared to the year ended December 31, 1995.

     Due primarily to increased sales volume, cost of goods sold for the year ended December 31, 1996 increased by $13.6 million, or 3.1%, over cost of goods sold for the year ended December 31, 1995. As a result of cost containment and reduction activities, cost of goods sold as a percentage of net sales improved from 66.3% for the year December 31, 1995 to 64.7% for the year December 31, 1996.

     Selling, general and administrative expenses for the year ended December 31, 1996 increased by $2.9 million, or 1.9%, over selling, general and administrative expenses for the year ended December 31, 1995 due primarily to increases in sales volume. However, these expenses as a percentage of sales decreased from 23.2% for the year ended December 31, 1995 to 22.4% for the year ended December 31, 1996 due in part to cost reduction and containment activities and to the spreading of the fixed components of such expenses over a higher sales volume.

     Other expense decreased $11.1 million, to $30.5 million, for the year ended December 31, 1996 from $41.6 million for the year ended December 31, 1995 due to reduced interest expense and amortization of financing costs in 1996 as a result of the redemption of the Debentures and as a result of the Prior Credit Facility, entered into in February 1996, which had lower interest rates and financing costs than the previous credit agreement.

 YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net sales for the year ended December 31, 1995, were $667.2 million, representing a $140.9 million, or 26.8%, increase over the year ended December 31, 1994. In general, the Company's growth in net sales during such period was attributable to growth in unit volume partially offset by a decline in the average prices of the Company's products.

     Sales in North America were $339.2 million in the year ended December 31, 1995, representing a $72.7 million, or 27.3%, increase versus 1994. Of this increase, approximately $27.1 million was attributable to an 18.6% growth rate in the Company's existing North American business (excluding sales attributable to businesses acquired by the Company subsequent to the Initial Acquisition). This growth was attributable to strong demand for connector products in the Company's major end-user markets (computers and telecommunications) and increased sales to distributors as a result of the Company's enhanced path-to-market strategy. The balance of the increase in North American sales, approximately $45.6 million, was primarily due to the full period inclusion of the financial results of the Lucent Acquisition and three other smaller businesses in 1995 versus the partial inclusion of such results (due to the timing of such acquisitions) in the comparable period in 1994, partially offset by a $3.4 million decline in cable assembly sales experienced as a result of a production decline during the combination of two cable assembly manufacturing facilities into one.

     European sales were $159.5 million for the year ended December 31, 1995, representing a $27.5 million, or 20.8%, increase versus the year ended December 31, 1994. This increase was due primarily to further market penetration by the Company of the telecommunications market (including mobile communications), improved sales to distributors and the favorable impact of the strengthening European currencies versus the U.S. dollar. The currency fluctuation accounted for $12.2 million of the $27.5 million increase in sales. Sales in the Asia Pacific region totaled $168.5 million for the year ended December 31, 1995, representing a $40.7 million, or 31.8%, increase over the year ended December 31, 1994. Of this increase, approximately $35.5 million was attributable to increased sales of certain of the Company's new products for the personal computer and telecommunications markets and the addition of a direct sales force in Japan to complement the Company's distributor in that market. The balance of the increase in Asia Pacific sales, approximately $5.2 million, was due to the favorable impact of the appreciation of certain Asian currencies versus the U.S. dollar.

     Cost of goods sold as a percent of net sales increased from 65.3% in the year ended December 31, 1994, to 66.3% in the year ended December 31, 1995. The Company's cost of goods sold in 1995 included the full impact of inclusion of the cable assembly and socket businesses, most of which were acquired during 1994 and which generally have lower gross margins. In addition, the gross margins on cable assembly products were eroded by lower absorption of manufacturing costs during the second, third and fourth quarters of 1995 as a result of a decline in production during the combination of cable assembly manufacturing facilities in addition to increased costs incurred during the combination. In addition, the Company experienced significant price pressure in the Asia Pacific region in the second half of 1994, and, although prices have stabilized, the lower price level carried into the first half of 1995.

     Selling, general and administrative expenses were $154.8 million in the year ended December 31, 1995, representing a $25.9 million, or 20.1%, increase versus 1994. This increase was due to (i) the full inclusion of the financial results of the AT&T Connector Business and the other businesses acquired in 1994 in the year ended December 31, 1995, versus the partial inclusion of such results in the year ended December 31, 1994, (ii) the costs of combining cable assembly manufacturing facilities, (iii) legal and settlement costs arising from certain patent litigation and (iv) the weakening of the U.S. dollar versus certain European and Asian currencies. However, as a percent of sales, selling, general and administrative expenses decreased from 24.5% of sales in the year ended December 31, 1994 to 23.2% in the year ended December 31, 1995, due to the spreading of the fixed component of such expenses over significantly higher sales.

     Other expense grew $6.2 million, from $35.4 million for the year ended December 31, 1994, to $41.6 million for the year ended December 31, 1995, primarily because of increased interest expense associated with the financing of the Lucent Acquisition. This increase was partially offset by foreign currency translation gains associated with the weaker U.S. dollar.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $51.2 million for the nine months ended September 30, 1997, which compared to $38.3 million for the comparable period in 1996. The increase was primarily due to increased earnings, offset by net investment in working capital to support the increased sales volumes.

     Net cash used in investing activities was $48.7 million for the nine months ended September 30, 1997, compared to $42.8 million for the nine months ended September 30, 1996. The net cash used in investing activities for the first nine months of 1997 included the purchase of the Company's manufacturing facility in Iwaki City, Japan, previously held under lease, and in the first nine months of 1996 included construction costs of the Huntingdon County facility. For the first nine months of 1997 and 1996, the remainder represents capital expenditures.

     Net cash used by financing activities was $2.0 million during the three quarters ended September 30, 1997, compared to $2.8 million for the comparable period in 1996. The net uses of cash during the first nine months of 1997 included (i) loan payments made under each of the Company's Prior Credit Facility (prior to its extinguishment) and the Credit Facility thereafter, (ii) the extinguishment of all borrowings outstanding under the Prior Credit Facility, plus fees for the Credit Facility, and (iii) required payments under the Company's financing arrangements secured by the Huntingdon County plant and under a seller note financing a previous acquisition. These uses of cash were offset by (a) funds borrowed under the Credit Facility and (b) funds borrowed under a financing arrangement secured by the Company's Iwaki City, Japan plant. The net uses of cash during the first nine months of 1996 represent funds used to (i) repay the Company's credit agreement that preceded the Prior Credit Facility, (ii) redeem and purchase all of the outstanding shares of each of the Series B Preferred Stock and the Series E Preferred Stock, (iii) redeem and purchase all of the outstanding Debentures, (iv) pay financing costs related to the aforementioned transactions and (v) repay indebtedness under the Prior Credit Facility, offset by proceeds from the Company's Prior Credit Facility, initial public offering in March 1996 and Huntingdon County plant financing arrangements.

     Net cash provided by operating activities was $69.2 million for the year ended December 31, 1996, which compared to $67.8 million provided by operating activities for the comparable period in 1995. Net cash used in investing activities was $79.4 million for the year ended December 31, 1996, compared to net cash used of $56.4 million for the year ended December 31, 1995. The net cash used in investing activities for the year ended December 31, 1996, consisted of $61.6 million for capital expenditures and $17.8 million for one acquisition, while the net cash used in investing activities during the year ended December 31, 1995 represented capital expenditures of $45.0 million and one acquisition of $11.4 million. Net cash used in financing activities was $0.2 million for the year ended December 31, 1996, compared to $4.5 million used in financing activities for the comparable period in 1995. The use of cash in financing activities in 1996 represented debt repayments, net of borrowings and the effects of the Company's initial public offering and the redemption of the Debentures, the Series B Preferred Stock and the Series E Preferred Stock. The use of cash in financing activities in 1995 represented debt repayments, net of borrowings.

     Net cash provided by operating activities was $67.8 million for the year ended December 31, 1995, which compared to $50.9 million provided by operating activities for the comparable period in 1994. Net cash used in investing activities was $56.4 million for the year ended December 31, 1995, compared to net cash used of

$142.2 million for the year ended December 31, 1994. The net cash used in investing activities for the year ended December 31, 1995, represented capital expenditures of $45.0 million and one acquisition of $11.4 million, while the net cash used in investing activities during the year ended December 31, 1994, consisted of $84.5 million for the Lucent Acquisition, $28.6 million for three other acquisitions and $29.0 million for capital expenditures. Net cash used in financing activities was $4.5 million for the year ended December 31, 1995, compared to $96.5 million provided by financing activities for the comparable period in 1994. The use of cash in financing activities in 1995 represented debt repayments, net of borrowings incurred to fund the one acquisition consummated in 1995. The source of cash from financing activities in 1994 represented borrowings, net of debt repayments, needed to fund the Lucent Acquisition and the other three acquisitions consummated in 1994.

     The Company's EBITDA (excluding PBC) was $86.1 million, $113.0 million, $135.4 million and $115.0 million in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. EBITDA (excluding PBC) is not a defined term under GAAP and is not an alternative to operating income or cash flow from operations as determined under GAAP. The Company believes that EBITDA (excluding
PBC) provides additional information for determining its ability to meet future debt service requirements; however, EBITDA (excluding PBC) does not reflect cash available to fund cash requirements. EBITDA (excluding PBC) is also one of the financial measures in the covenants contained in the Credit Facility.

     The Company anticipates that cash flow from operations and additional funds available under the revolving facility in its Credit Facility will be sufficient to meet its foreseeable requirements for working capital, capital expenditures and other cash requirements.

     The Company anticipates that its primary uses of cash in 1997 and 1998 will be (i) for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product development and (ii) to pay interest on, and to repay principal of, indebtedness under the Credit Facility. The Company anticipates spending approximately $90.0 to $100.0 million in each of 1997 and 1998 for capital expenditures, principally related to capacity expansion, new product development and productivity improvement projects. The Credit Facility contains annual limits on the Company's capital expenditures. The Company believes that such limits are sufficient to allow the Company to undertake all anticipated capital projects. The Company will be obligated to make principal and interest payments of approximately $45.0 million under the Credit Facility in 1998, which the Company anticipates will be made from cash flow from operations.

     On August 7, 1997, the Company entered into the new Credit Facility consisting of a $250.0 million term loan and a $300.0 million revolving credit loan, each of which is scheduled to mature on December 31, 2003. The Credit Facility, compared to the Prior Credit Facility, affords the Company greater financial flexibility through (i) lower borrowing costs, as long as financial ratios are maintained, (ii) greater borrowing capacity and (iii) less restrictive limitations on capital expenditures, acquisitions and borrowings outside of the United States. At September 30, 1997, the Company had approximately $200.0 million of borrowing capacity available under the Credit Facility. The refinancing of the Prior Credit Facility with the Credit Facility resulted in an extraordinary charge of $6.0 million of deferred financing costs, net of applicable income taxes, during the quarter ended September 30, 1997.

     Borrowings under the Credit Facility bear interest, at the option of the Company, at a rate per annum equal to (i) the Agent's Alternate Base Rate (as defined in the Credit Facility) or (ii) 0.75% plus the Eurodollar rate per annum. Interest payment dates vary depending on the interest rate option selected by the Company, but generally interest is payable quarterly.

     The Credit Facility requires the Company to enter into additional interest rate hedging arrangements to hedge against interest rate fluctuations. The cost of such hedge agreements is amortized over their terms. The Company has entered into an agreement which provides a ceiling on the LIBOR Rate (as defined in the Credit Facility) on $137.0 million of indebtedness until June 30, 1998.

                                    BUSINESS

     The Company is a leading global designer, manufacturer and marketer of electronic connectors and cable assembly products for applications primarily in the telecommunications, computer and industrial markets. The Company's connectors and cable assemblies are used to conduct signals (primarily data, video and voice) in a wide range of sophisticated electronic applications including: (i) telecommunications products such as cellular phones, pagers and transmission and switching equipment; (ii) personal computing equipment and peripherals such as notebook and desktop computers, printers, disk drives and workstations; and (iii) large data processing equipment such as servers, supercomputers, data communications systems, mainframe computers and mini-computers. For the first nine months of 1997, approximately 54% of the Company's net sales were for telecommunications applications and 37% were for computer applications. The balance of the Company's net sales represent connectors used in a variety of industrial and instrumentation applications.

     The Company believes it is the third largest electronic connector, socket and cable assembly manufacturer in the world, one of the world's top two manufacturers of connectors for the telecommunications market, and one of the world's top three manufacturers of connectors for the computer market. With 20 manufacturing and assembly facilities and three product development and engineering facilities located in North America, Europe and Asia, the Company sells its connector products to approximately 25,000 customers throughout the world, including substantially all of the computer and telecommunications OEMs, both directly through a Company-employed sales force and indirectly through a global network of distributors and manufacturers' representatives. For the nine months ended September 30, 1997, approximately 49% of the Company's net sales were in North America, 28% in Europe and 23% in Asia. The Company's largest customers include Alcatel, Compaq, Ericsson, Hewlett-Packard, IBM, Lucent, Motorola, Northern Telecom, Philips, Quantum/ MKE, SCI, Samsung, Seagate, Siemens GPT, Solectron, Sun Microsystems, Viasystems and Western Digital.

     Subsequent to the Initial Acquisition, the Company has made seven strategic acquisitions. The most significant of these were the Lucent Acquisition in May 1994 and the Ericsson Acquisition in December 1996. These acquisitions significantly expanded the Company's presence in the telecommunications sector, broadened the Company's product lines and established the Company as a preferred supplier with these two key customers. The other five acquisitions expanded both the Company's customer base and its offerings of cable assemblies (used in both telecommunications equipment and computers), sockets (used in computers) and radio frequency and microwave connectors (used in telecommunications and other equipment).

INDUSTRY OVERVIEW

     Electronic connectors are electromechanical devices that allow an electronic signal to pass from one device to another. They are used to connect wires, cables, printed circuit boards, flat cable and other electronic components to each other and to related equipment. OEMs in the electronics industry must use connectors to complete the design and manufacture of their products. The Company primarily competes in the telecommunications and computer markets and, to a lesser extent, in the industrial and instrumentation markets.

     Industry sources estimate that the overall electronic connector industry sales were approximately $20.7 billion for the nine months ended September 30, 1997. Information regarding the major end user markets for connectors is presented in the table below.

                                                           NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1997
                                                                 SALES           PERCENT OF
                                                             (IN BILLIONS)         TOTAL
Telecommunications.......................................         $ 4.7             22.9%
Computer.................................................           4.4             21.2
Datacom..................................................           3.4             16.6
Consumer.................................................           1.8              8.8
Auto.....................................................           1.7              8.6
Military.................................................           1.0              5.0
Industrial and Instrumentation...........................           2.7             13.0
Other....................................................           0.8              3.9
                                                                 ------            -----
          Total..........................................         $20.7            100.0%
                                                                 ======            =====

     Source: Fleck Research, 1997

     Demand for connector products has experienced substantial growth in recent years and is expected to continue to grow in the future. The Company attributes the expected growth in the demand for electronic connectors to the proliferation of electronic systems and the development of new electronic products and applications. In particular, the Company expects significant growth within the industry from:

     - the development of more complex and sophisticated electronic products in established electronic markets, such as the markets for wireless communications and personal computers;

     - the proliferation of computer usage through the expansion of networking and server systems and the advent of multi-media systems;

     - the increase in global demand, particularly in emerging markets such as China and India, for telecommunication infrastructure such as fixed line and mobile telecommunications services; and

     - the increasing utilization of electronic systems in products in which such use has been historically absent or limited, such as automobiles, home appliances and medical equipment.

     The worldwide connector industry is highly fragmented with in excess of 2,000 worldwide manufacturers. The top ten manufacturers accounted for approximately 38.1% of total connector sales in the nine months ended September 30, 1997. Relative to smaller competitors, larger multinational connector manufacturers with an extensive global presence, such as the Company, benefit from several competitive advantages, including: (i) economies of scale in manufacturing, marketing and research and development; (ii) the ability to serve efficiently the changing needs of large global OEMs; and (iii) the ability to satisfy customers' ever-increasing demand for quality products in large volumes.

MARKETS SERVED BY THE COMPANY

     The Company's products are designed for use primarily in the telecommunications and computer markets, and to a lesser extent, in the industrial and instrumentation markets. The percentage of net sales derived from each of these markets for the nine months ended September 30, 1997 is as follows:

                  MARKET                     %               PRODUCT APPLICATIONS
Telecommunications........................  54    Mobile communications: microwave equipment,
                                                  cellular phones, hand-held radios, modems
                                                  and pagers.
                                                  Transmission and switching: telephone
                                                  switching equipment.
Computer..................................  37    High-end data processing: supercomputers,
                                                  servers, data communications, mainframe
                                                  computers, mini-computers and related
                                                  peripherals such as disk drives and tape
                                                  drives. Personal computing: notebook
                                                  computers, desktop
                                                  computers, printers, disk drives and work
                                                  stations.
Industrial and instrumentation............   5    Process control equipment, medical
                                                  equipment, instrumentation and testing
                                                  equipment.
Other.....................................   4    Military and aerospace equipment and
                                                  specialized automotive and consumer
                                                  electronics.

NEW PRODUCT DEVELOPMENT

     Approximately 35% of the Company's net sales for the first nine months of 1997 were generated from products developed by the Company within the past five years. Developing new products requires substantial investments in research and development. The Company targets research and development expenditures specifically to broaden its product line and to expand its technical capabilities in order to meet its customers' anticipated needs. In 1994, 1995, 1996 and the first nine months of 1997, the Company's research and development expenditures were $34.8 million, $39.1 million, $42.3 million, and $34.2 million, respectively. Of the $150.4 million invested in research and development during the last three fiscal years and the first nine months of 1997, $92.5 million ($20.8 million, $24.8 million, $26.1 million and $20.8 million in 1994, 1995, 1996, and the first nine months of 1997, respectively) qualified for creation and application of new and improved products and processes as defined in SFAS No. 2, "Accounting for Research and Development Costs."

     The Company had approximately 430 full-time employees at September 30, 1997 engaged in research, development and engineering functions, primarily at its U.S., European and Asian research and development centers. In addition, the Company has application engineers located at Lucent's Bell Laboratories ("Bell Labs"). Through its access to Bell Labs, the Company is not only able to take advantage of the research capabilities of the Bell Labs facility, but is also able to provide support to and work closely with Lucent's engineers in the advancement of Lucent's telecommunications equipment.

     To fill the needs of its customers, the Company's product engineers work with certain customers' in-house technical staffs in the early stages of product development to design, produce and manufacture special products to meet the specifications of particular applications. The manufacture of special products permits the Company, through its research and development activities, to make technological advances to provide the customer with a design solution to fit such customer's needs, to gain marketing inroads with the customer with respect to the Company's complete product line and, in some cases, to develop products that can be sold to additional customers in the future. The Company currently has significant ongoing projects with a variety of key customers in the computer and telecommunications industries.

     An example of the Company's product and market development efforts includes the Company's Metral(TM) connector, originally developed in conjunction with Lucent and Ericsson, which has become the industry standard for a variety of telecommunications and computer applications. Other products developed by the Company which have been industry standards include SPCI, PCMCIA, BergStik(TM) and the modular jack.

SALES AND MARKETING

     The Company places a high priority on identifying and responding to its customers' requirements on a timely basis. In order to ensure that the Company is best positioned to respond to these requirements, it has developed a sales and marketing strategy that utilizes global account managers, a highly trained Company-employed direct sales force, independent distributors and independent manufacturers' representatives.

     Through its global account managers and direct sales force the Company is able to develop strong ties to leading OEMs, who must use connectors to complete the design and manufacture of their products. These ties enable the Company to act as a partner in the design and development of new products and applications for these customers. By becoming a partner in the design and development of new products for its leading customers, the Company believes it can enhance its relationships with these customers, achieve preferred supplier status and be better positioned to anticipate its customers' future needs. In addition, the Company is assigning industry managers to certain emerging high technology companies in order to remain at the forefront of technological development and position itself to supply the connector requirements of these companies.

     In addition to Company-employed sales staff, independent electronic component distributors and independent manufacturers' representatives, the Company utilizes a number of electronic and digital distribution techniques to ensure easy access to, and ordering of, its products by the Company's customers. Examples of such distribution techniques include automated access to Company product information via facsimile, electronic publication of Company product catalogues and access to Company product catalogues via the World Wide Web. By accessing the Internet, the Company's customers' engineers are able to electronically modify the Company's connector designs and send them via electronic mail to the Company's engineers for further development.

                                   MANAGEMENT

     Set forth below are the names of the Company's executive officers and each such person's age, positions with the Company and his principal occupations and business experience for the past five years.

                NAME                   AGE                       POSITION
James N. Mills.......................   60    Chairman of the Board and Chief Executive
                                              Officer
Timothy L. Conlon....................   46    President and Chief Operating Officer of the
                                                Company
David M. Sindelar....................   40    Senior Vice President and Chief Financial
                                              Officer of the Company
Joseph S. Catanzaro..................   45    Chief Accounting Officer of the Company

     James N. Mills is Chairman of the Board and Chief Executive Officer of the Company and has held such positions since November 1992. Mr. Mills also served as President of the Company from November 1992 through June 1995. Mr. Mills is the Chairman, President and Chief Executive Officer of Mills & Partners, Inc., an investment and management services firm headquartered in St. Louis. Mr. Mills is also Chairman of the Board and Chief Executive Officer of International Wire Holding Company, Crain Holdings Corp. and Viasystems Group, Inc. Mr. Mills was Chairman of the Board and Chief Executive Officer of Jackson Holding Company from February 1993 through August 1995. Mr. Mills was Chairman of the Board and Chief Executive Officer of Thermadyne Holdings Corporation from February 1989 through February 1995. Mr. Mills was Executive Vice President of the Bussmann Division of the McGraw-Edison Company from 1980 to 1984. Mr. Mills also serves as a director of Hat Brands Holding Corporation.

     Timothy L. Conlon is President and Chief Operating Officer of the Company and has held such positions since January 1997. Mr. Conlon also has served as Executive Vice President and Chief Operating Officer of Berg since October 1993. Prior to joining the Company, Mr. Conlon was employed as President of the Cutting and Welding Division of Thermadyne Industries, Inc. from April 1993 to October 1993. Mr. Conlon also held various executive positions with Thermadyne Industries, Inc. from July 1992 through April 1993. Prior to joining Thermadyne Industries, Inc., Mr. Conlon spent nine years in the connector industry including serving as General Manager of the Information Technologies and Spectra Strip divisions of Amphenol Corporation from 1990 through July 1992 and President of Cambridge Products from 1988 through 1989.

     David M. Sindelar is Senior Vice President and Chief Financial Officer of the Company and has held such positions since November 1992. Mr. Sindelar is also Senior Vice President and Chief Financial Officer of Mills & Partners, Inc., International Wire Holding Company, Crain Holdings Corp. and Viasystems Group, Inc. Mr. Sindelar was Senior Vice President and Chief Financial Officer of Jackson Holding Company from February 1993 through August 1995. From 1987 to February 1995, Mr. Sindelar held various positions at Thermadyne Holdings Corporation including Senior Vice President, Chief Financial Officer and Vice President -- Corporate Controller and Controller.

     Joseph S. Catanzaro is Chief Accounting Officer of the Company and Vice President -- Finance of Berg Electronics Group Inc. and has held such positions since June 1996 and April 1993, respectively. Prior to joining the Company, Mr. Catanzaro was employed by a petroleum trading company subsidiary of Mitsui & Co.
(USA), Inc. as Controller from 1990 through April 1993. From 1980 through 1989, Mr. Catanzaro held several positions at Apex Oil Co., including Corporate Controller.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding (i) the beneficial ownership of the voting securities of the Company before and after the Offerings by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, by each of the directors and certain executive officers of the Company, individually and as a group, and by each other Selling Stockholder, and (ii) the number of shares of Common Stock being offered by the Selling Stockholders in the Offerings. The information set forth below (i) assumes the conversion of all of the outstanding shares of Class A Common Stock into shares of Common Stock and (ii) reflects the distribution (the "HM Partnerships Distribution") by HM/Berg Partners, L.P., HM/Connectors, L.P., HM/Berg/DB Partners, L.P., HM/Berg/TCL Partners, L.P. and HM/Berg/FC Partners, L.P. (collectively referred to as the "HM Partnerships") to their respective partners of an aggregate of 18,790,228 shares of Common Stock (based upon an assumed public offering price of $24 3/16 per share (the "Estimated Price to the Public"), the last reported sale price of the Common Stock on the NYSE on October 27, 1997, and an assumed distribution date of November 17, 1997 (the "Assumed Distribution Date")). The HM Partnerships Distribution shall occur immediately prior to the consummation of the Offerings. Based upon the Estimated Price to the Public and the Assumed Distribution Date, an aggregate of 8,687,427 shares of Common Stock distributed pursuant to the HM Partnerships Distributions will be offered in the Offerings by certain limited partners of the HM Partnerships.

                                              SHARES OWNED BEFORE       SHARES       SHARES OWNED AFTER THE
                                                   OFFERINGS             TO BE              OFFERINGS
                                              --------------------      SOLD IN      -----------------------
                                                NUMBER     PERCENT   THE OFFERINGS     NUMBER     PERCENT(1)
5% STOCKHOLDERS:
HM Parties(2)...............................   3,344,239     8.2              --      3,344,239      8.2
  c/o Hicks, Muse, Tate & Furst Incorporated
  200 Crescent Court
  Suite 1600
  Dallas, Texas 75201
DIRECTORS AND OFFICERS:
James N. Mills(3)...........................   2,766,192     6.7         519,750      2,246,442      5.5
Thomas O. Hicks(2)..........................   3,344,239     8.2              --      3,344,239      8.2
Charles W. Tate(4)..........................   1,243,649     3.0              --      1,243,649      3.0
Richard W. Vieser(5)........................     117,320     *                --        117,320     *
Kenneth F. Yontz............................      97,320     *                --         97,320     *
Robert N. Mills(6)..........................     439,630     1.1         103,950        335,680     *
David M. Sindelar(7)........................     489,932     1.2         103,950        385,982     *
W. Thomas McGhee(8).........................      73,992     *                --         72,992     *
Timothy L. Conlon(9)........................      61,392     *                --         61,392     *
All directors and executive officers as a
  group (11 persons)(10)....................   8,754,352    21.3         727,650      8,026,702     19.5
  c/o Berg Electronics Corp.
  101 South Hanley Road
  St. Louis, Missouri 63105
OTHER SELLING STOCKHOLDERS(11):
American Airlines Fixed Benefit Plans
  Trust.....................................     417,442     1.0         417,442             --       --
APW Durrant.................................     766,564     1.9         766,564             --       --
Bankers Multiple Line Insurance Company.....     807,917     2.0         807,917             --       --
CES Management Group, Inc. .................      19,857     *            19,857             --       --
Charles and Lynn Schusterman Family
  Foundation................................     167,832     *           167,832             --       --
CIGNA Property & Casualty Insurance Co......     232,681     *           232,681             --       --
Electronic Data Systems Corp................   1,410,455     3.4       1,410,455             --       --
General Electric Capital Corporation........     208,721     *           208,721             --       --
R.D. Hubbard................................     175,480     *            43,870        131,610     *
Haroldson L. Hunt Jr. Trust Estate..........     175,480     *           175,480             --       --
Margaret Hunt Trust Estate..................     175,480     *           175,480             --       --
Hassie Hunt Trust...........................     186,130     *           186,130             --       --
Lyda Hunt -- Margaret Trusts(Al G. Hill,
  Jr.)......................................      46,533     *            46,533             --       --
Lamar Hunt Trust Estate.....................      98,725     *            98,725             --       --
Lyda Hunt -- Lamar Trusts...................      98,725     *            98,725             --       --
Hunt Financial Group, LLC...................      49,362     *            49,362             --       --
Insurance Company of North America..........     232,681     *           232,681             --       --

---------------
(table continued on following page)

                                              SHARES OWNED BEFORE       SHARES       SHARES OWNED AFTER THE
                                                   OFFERINGS             TO BE              OFFERINGS
                                              --------------------      SOLD IN      -----------------------
                                                NUMBER     PERCENT   THE OFFERINGS     NUMBER     PERCENT(1)
Lily Holding Limited........................     317,709     *           317,709             --       --
Missner Venture Partners II, L.P............      59,570     *            20,850         38,720        *
National Fidelity Life Insurance Company....     568,224     1.4         568,224             --       --
Schusterman/HM Investments..................      78,980     *            78,980             --       --
Swiss American Corporation..................     450,907     1.1         450,907             --       --
The Combined Master Retirement Trust........     246,832     *           246,832             --       --
The Long-Term Credit Bank of Japan, Ltd.....     493,664     1.2         493,664             --       --
The Ohio National Life Insurance Co.........     234,233     *           234,233             --       --
The Prudential Insurance Company of
  America...................................     350,988     *           350,998             --       --
Transpac Ventures 1, Ltd....................     198,137     *           198,137             --       --
Wand/HMC Investments L.P....................     570,134     1.4         171,040        399,094        *
Wabash Life Insurance Company...............     417,408     1.0         417,408             --       --
William L. Farrell..........................      47,590     *            47,590             --       --
Jeffrey Fronterhouse........................       1,808     *             1,808             --       --
Larry Tibbetts..............................      72,992     *            72,992             --       --

---------------

  *   Represents less than 1%.

 (1) Assumes no exercise of the over-allotment option granted by the Company to the U.S. Underwriters.

 (2) Represents, immediately following the HM Partnerships Distribution: (i) 67,513 shares owned of record by Hicks Muse Fund I Incorporated ("Fund I"); (ii) 2,982,326 shares owned of record by Thomas O. Hicks; (iii) 291,968 shares owned of record by six children's trusts for which Mr. Hicks serves as trustee; and (iv) 2,432 shares owned of record by an employee of Hicks, Muse and subject to an irrevocable proxy in favor of Mr. Hicks. Mr. Hicks is the controlling stockholder of Fund I and serves as Chairman of the Board, President and Chief Executive Officer of Fund I. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all of the shares owned of record by Fund I. Messrs. John R. Muse and Jack D. Furst serve as officers, directors and minority stockholders of Fund I and as such, may be deemed to share the power to vote or dispose of shares of Common Stock held by Fund I. Accordingly, Messrs. Hicks, Muse and Furst may be deemed to be the beneficial owners of shares of Common Stock owned by Fund I. In addition, Messrs. Muse and Furst own of record 2,010,598 and 1,069,835 shares of Common Stock, respectively, representing approximately 4.9% and 2.6%, respectively, of the outstanding shares of Common Stock. Each of Messrs. Hicks, Muse and Furst disclaims the existence of a group and disclaims beneficial ownership of shares of Common Stock not respectively owned of record by him.

 (3) Includes 558,350 shares of Common Stock and 960,568 shares of Class A Common Stock held by James N. Mills, and 1,022,978 shares of Class A Common Stock which Mr. Mills has the power to vote by proxy.

 (4) Includes 1,190,935 shares owned of record by Mr. Tate and 52,714 shares owned of record by the Charles W. Tate 1992 Trust.

 (5) Includes 48,660 shares owned of record by Mr. Vieser, 20,000 shares owned of record by Mr. Vieser's spouse, and 48,660 shares of Common Stock subject to options that are exercisable within 60 days. Mr. Vieser disclaims beneficial ownership of shares of Common Stock not owned of record by him.

 (6) Represents 103,950 shares of Common Stock and 335,680 shares of Class A Common Stock owned of record by the Robert N. Mills Revocable Living Trust.

 (7) Includes 133,950 shares of Common Stock and 282,990 shares of Class A Common Stock owned of record by Mr. Sindelar, and 72,992 shares of Class A Common Stock owned of record by two children's trusts of which Mr. Sindelar serves as trustee. Mr. Sindelar disclaims beneficial ownership of shares of Common Stock not owned of record by him.

 (8) Includes 1,000 shares of Common Stock held by Mr. McGhee and 24,992 shares of Class A Common Stock owned of record by a trust for which Mr. McGhee's spouse serves as trustee, and 48,000 shares of Class A Common Stock owned of record by the W. Thomas McGhee Revocable Living Trust. Mr. McGhee disclaims beneficial ownership of shares of Class A Common Stock owned by his spouse's trust.

 (9) Includes 3,000 shares of Common Stock owned of record by three minor children of which Mr. Conlon is the custodian, and 58,392 shares of Common Stock subject to options that are exercisable within 60 days.

(10) Includes 136,246 shares of Common Stock subject to options that are exercisable within 60 days.

(11) Reflects the HM Partnerships Distribution.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company sells certain connectors and other products needed to manufacture printed circuit boards and backpanel assemblies to Viasystems, Inc. ("Viasystems"). In December 1996, a wholly-owned subsidiary of Viasystems acquired substantially all of the assets of the Interconnection Technologies Unit of the Microelectronics Group (the "Lucent Division") of Lucent. Prior to the acquisition by Viasystems of the Lucent Division, the Lucent Division purchased certain electronic connections from the Company pursuant to a written supply contract (the "Supply Agreement"). The Company and Viasystems have continued to supply and purchase products on the same terms and conditions as set forth in the Supply Agreement. Viasystems is controlled by Hicks, Muse, through its affiliates, and managed by Mills and Partners, Inc. In addition, certain of the Company's directors and executive officers have financial interests in Viasystems. For the first nine months of 1997, the Company's net sales to Viasystems were approximately $29.2 million. The Company expects to continue to sell products to Viasystems on terms and conditions substantially similar to the terms and conditions of the Supply Agreement, which the Company believes to be comparable to the terms that would be reached in an arm's-length transaction.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, 7,000,000 shares of Class A Common Stock and 28,500,000 shares of preferred stock. As of October 27, 1997, there were outstanding 39,029,810 shares of Common Stock, 1,983,546 shares of Class A Common Stock and no shares of preferred stock.

PREFERRED STOCK

     The Board of Directors is authorized without stockholder approval to issue preferred stock from time to time in one or more series and to designate for each such series the terms and conditions of any voting, dividend and conversion or exchange rights; the amount payable on the series upon redemption and upon the dissolution or distribution of the assets of the Company; and the rights, qualifications, limitations or restrictions thereof pertaining to the series. These rights and privileges could adversely affect the voting power of holders of Common Stock, and the authority of the Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company.

COMMON STOCK AND CLASS A COMMON STOCK

     The holders of Common Stock and Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as expressly required under the Delaware General Corporation Law (the "DGCL"), the Common Stock and the Class A Common Stock will vote together as a single class with respect to all matters to be voted on by the Company's stockholders. Subject to preferential rights with respect to any class or series of preferred stock, holders of Common Stock and Class A Common Stock are entitled to receive ratably, on a share-for-share basis as if all shares were of a single class, (i) ordinary dividends payable in cash out of the current earnings of the Company and (ii) dividends in shares of Common Stock and Class A Common Stock (or rights to subscribe for or purchase shares of Common Stock and Class A Common Stock, as applicable, or securities or indebtedness convertible into shares of Common Stock and Class A Common Stock, as applicable); provided, however, that dividends payable in shares of Common Stock (or rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into shares of Common Stock) shall be paid only on shares of Common Stock and dividends payable in shares of Class A Common Stock (or rights to subscribe for or purchase shares of Class A Common Stock or securities or indebtedness convertible into shares of Class A Common Stock) shall be paid only on shares of Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock are entitled to receive an amount in cash and/or property which has an aggregate Fair Value (as defined in the Company's Certificate of Incorporation) equal to the Conversion Price (as defined herein) before any payment shall be made to holders of shares of Class A

Common Stock. After payment of the full cash amount due on shares of Common Stock as provided in the immediately preceding sentence, holders of Common Stock and Class A Common Stock shall share ratably on a share-for-share basis in all other distributions of assets pursuant to any liquidation, dissolution or winding-up of the Company. The holders of Common Stock and Class A Common Stock have no cumulative voting rights. All outstanding shares of Common Stock and Class A Common Stock are fully paid and non-assessable. All shares of Common Stock issuable upon conversion of the Class A Common Stock will upon issuance be fully paid and non-assessable.

     Holders of Class A Common Stock are entitled at any time to convert their shares of Class A Common Stock into shares of Common Stock at the rate of a fraction of a share of Common Stock equal to the quotient of (A) the excess, if any, of the Fair Value (as defined in the Certificate of Incorporation) of one share of Common Stock over the Conversion Price divided by (B) the Fair Value of the Common Stock, all computed as of the close of business on the date preceding the date of conversion. In addition, shares of Class A Common Stock (i) may be converted into shares of Common Stock at the option of the Company effective immediately prior to the consummation of a Triggering Event (as defined herein) and (ii) shall automatically be converted into shares of Common Stock on February 26, 2003. "Conversion Price" means, as to any share of Class A Common Stock on any date, the Base Price, as adjusted from time to time. "Base Price," as adjusted, means $2.035, and is subject to adjustment from time to time. "Base Price" may be adjusted as follows: (i) if at any time the Company pays a dividend on Common Stock (other than a dividend payable ratably on the Common Stock and Class A Common Stock, as required, with respect to (a) ordinary dividends payable out of the Company's current earnings and (b) dividends in shares of Common Stock and Class A Common Stock, as applicable, or in securities or indebtedness convertible into shares of Common Stock and Class A Common Stock, as applicable), whether such dividend is payable in cash, property or securities of the Company, the then applicable Base Price shall be reduced (but not below zero), effective at the close of business on the record date for determination of holders of Common Stock entitled to such dividend, by the per share amount of such dividend, and (ii) if at any time the Company subdivides the Common Stock and Class A Common Stock into a greater number of shares, or combines the Common Stock and Class A Common Stock into a lesser number of shares, or pays to the holders of Common Stock or Class A Common Stock a dividend in Common Stock or Class A Common Stock, as applicable, the then applicable Base Price shall be adjusted, effective at the close of business on the effective date of such split or combination or the record date for determination of the holders of Common Stock or Class A Common Stock entitled to such divided, by multiplying the Base Amount then in effect times a fraction,
(x) the numerator of which is the total number of shares of Class A Common Stock outstanding immediately before such subdivision, combination or dividend, and
(y) the denominator of which is the total number of shares of Class A Common Stock outstanding immediately after such subdivision, combination or dividend. A "Triggering Event" is defined as any merger, consolidation or other business combination of the Company with one or more other persons or entities in which any such other person or entity is the Survivor (as defined in the Certificate of Incorporation), or any sale of all or substantially all of the assets of the Company and with respect to which cash and/or non-cash consideration is to be distributed to holders of Common Stock; provided that, if any such merger, consolidation, sale of assets or other business combination in which holders of Common Stock receive cash or non-cash consideration in exchange for Common Stock is structured so that the Company is the surviving entity, such transaction shall nevertheless be deemed a Triggering Event. Notwithstanding the foregoing, a merger, consolidation, sale of assets, or other business combination referred to in the preceding sentence shall not constitute a Triggering Event if Hicks, Muse and its affiliates shall beneficially own, directly or indirectly, in excess of 50% of the outstanding Common Stock (determined on a fully-diluted basis, exclusive of shares issuable upon conversion of the Class A Common Stock) of the surviving entity (an "Exempt Transaction"). Further, the terms of any Exempt Transaction shall provide that the Class A Common Stock (or any other class of convertible common stock having terms, as nearly as may reasonably be, identical to the terms of the Class A Common Stock) shall remain outstanding after such Exempt Transaction.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY

     The Company's Certificate of Incorporation and Bylaws include certain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by a surprise proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

     Blank Check Preferred Stock. The Company's Certificate of Incorporation provides that the Board of Directors of the Company may authorize the issuance of up to 28,500,000 shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such series. The Company has no present intention to issue any preferred stock; however, the Company could issue a series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion or a merger, tender offer or other takeover attempt. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not intend to seek stockholder approval prior to any issuance of such preferred stock, unless otherwise required by law or stock exchange rules.

     Classified Board of Directors. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

     Number of Directors; Vacancies; Removal. The Certificate of Incorporation provides that the Board of Directors will consist of at least five and no more than six members. The number of directors constituting the entire Board of Directors may be changed only by an amendment to the Certificate of Incorporation. The Bylaws provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the Board of Directors. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation prohibits action by stockholders by written consent in lieu of a meeting. The Bylaws provide that special meetings of stockholders may be called by a majority of the Board of Directors, the Chairman of the Board of Directors or any holder or holders of at least 25% of the outstanding shares of the voting capital stock of the Company.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at the principal executive office of the Company not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the

Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person was not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before such meeting in accordance with the Bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

     Amendment of Bylaw Provisions. The Certificate of Incorporation provides that Bylaw provisions may be adopted, altered, amended or repealed only by the affirmative vote of two-thirds of the members of the Board of Directors or holders of at least two-thirds of the outstanding shares of capital stock of the Company, voting together as a single class, entitled to vote thereon.

     Amendment of Certificate of Incorporation Provisions. The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Company, voting together as a single class, for any amendments of the Certificate of Incorporation.

LIMITATIONS ON DIRECTOR LIABILITY

     The Company's Certificate of Incorporation also contains certain provisions permitted under the DGCL regarding liability of directors. These provisions eliminate the personal liability of directors to the Company and its stockholders for monetary damages for any breach of their fiduciary duties in their capacity as directors, except for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (regarding certain unlawful dividends, stock repurchases or stock redemptions), or for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for violation of certain laws, including the federal securities laws. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers, and may indemnify any employee or agent of the Company, to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

DELAWARE TAKEOVER STATUTE

     Section 203 of the DGCL ("Section 203") prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things, (i) mergers and consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to certain exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the Interested Stockholder became such and that, generally, do not increase the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested

Stockholder, or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approves the transaction in which the Interested Stockholder became an Interested Stockholder or approves the business combination, (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares), or (iii) following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The foregoing provisions of the DGCL and the Company's Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                   CERTAIN U.S. TAX CONSIDERATIONS APPLICABLE
                    TO NON-U.S. HOLDERS OF THE COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock who acquire and own such Common Stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second succeeding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. Further it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," "hedge" or "conversion transaction"). In addition, persons that hold the Common Stock through "hybrid entities" may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. The following discussion is based on provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

     THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER NON-U.S. TAXING JURISDICTION.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States, or, if a tax treaty applies, attributable to a permanent establishment or in the case of an individual a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates and are not generally subject to withholding if the Non-U.S. Holder files the appropriate form with the payor. Any U.S. trade or business income received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be applicable under an income tax treaty.

     Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above, and under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under final U.S. Treasury regulations, effective January 1, 1999, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a Form W-8 which contains the holder's name and address. If the Common Stock ceases to be actively traded, then a Non-U.S. Holder may also be required to provide a U.S. taxpayer identification number and a certificate of residence in the foreign country (or other acceptable proof of such residence).

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

DISPOSITION OF COMMON STOCK

     Except as described below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock provided that (i) the gain is not U.S. trade or business income;
(ii) the Non-U.S. Holder is not an individual who is present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements; (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates; and (iv) the Company has not been and does not become a "United States real property holding corporation" for U.S. federal income tax purposes. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. However, no assurance can be given that the Company will not be a United States real property holding corporation when a Non-U.S. Holder sells its shares of Common Stock.

FEDERAL ESTATE TAXES

     In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of property included in the individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Common Stock owned, or treated as owned, by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. Under current regulations, the United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on the Common Stock to a Non-U.S. Holder at an address outside the United States. Under final Treasury regulations, effective January 1, 1999, a Non-U.S. Holder generally would not be subject to backup withholding at a 31% rate if the beneficial owner certifies to such owner's foreign status on a valid Form W-8.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of Common Stock effected by a foreign office of a foreign broker provided however that if the broker is a U.S. person or a "U.S. related person," information reporting (but not backup holding) would apply unless the broker receives a statement from the owner, signed under penalties of perjury, certifying its foreign status or otherwise establishing an exemption or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a

U.S. trade or business, (iii) a foreign partnership engaged in a U.S. trade or business in which U.S. persons hold more than 50% of the income or capital interest, or (iv) certain U.S. branches of foreign banks or insurance companies.

     Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of Common Stock effected by to or through the United States office of a broker, U.S. or foreign, unless the Non-U.S. Holder certifies as to its foreign status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax, and any amounts withheld in excess of such Non-U.S. Holder's federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated
November   , 1997 (the "Underwriting Agreement"), the U.S. underwriters named below (the "U.S. Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Bear, Stearns & Co. Inc. (the "U.S. Representatives"), and the International Managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette International, Merrill Lynch International, Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited and Bear, Stearns International Limited (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below.

                                                              NUMBER OF
                     U.S. UNDERWRITERS                         SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
Bear, Stearns & Co. Inc. ...................................

                                                              ---------
          Subtotal..........................................  7,629,974
                                                              ---------

                                                              NUMBER OF
                   INTERNATIONAL MANAGERS                      SHARES
Donaldson, Lufkin & Jenrette International..................
Merrill Lynch International.................................
Morgan Stanley & Co. International Limited..................
Credit Suisse First Boston (Europe) Limited.................
Bear, Stearns International Limited ........................

                                                              ---------
          Subtotal..........................................  1,907,493
                                                              ---------
          Total.............................................  9,537,467
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $          per
share. The Underwriters may
allow, and such dealers may re-allow, to certain other dealers a concession not
in excess of $          per share. After the initial offering of the Common
Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice.

     The Company has granted to the U.S. Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 953,747 additional shares of Common Stock at the public offering price less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offerings. To the extent that the U.S. Underwriters exercise such option, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such U.S. Underwriter's percentage underwriting commitment in the U.S. portion of the Offerings as indicated in the preceding table.

     The Company, its wholly-owned subsidiary, Berg Electronics Group, Inc. and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 90 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation; provided that the Company may grant stock options under its existing stock option plan, issue Common Stock upon the exercise of an option or warrant outstanding as of the date of the Underwriting Agreement or issue Common Stock or securities convertible into or exercisable for shares of Common Stock in connection with an acquisition or business combination so long as the recipient of any such securities agrees in writing to be bound by the foregoing restrictions for the remainder of such 90-day period. Holders of 10,389,445 shares of Common Stock and 1,389,542 shares of Class A Common Stock have agreed to the foregoing restrictions. In addition, during such period, the Company has also agreed not to file any registration statement with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     The Common Stock is listed on the NYSE under the symbol "BEI".

     Pursuant to an Agreement between U.S. Underwriters and International Managers (the "Intersyndicate Agreement"), each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any shares of Common Stock offered hereby for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby or distribute any prospectus relating to such shares of Common Stock outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Intersyndicate Agreement, each International Manager has represented and agreed that, with certain exceptions,
(i) it is not purchasing any shares of Common Stock offered hereby for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby or distribute any prospectus relating to such shares of Common Stock in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is both a U.S. Underwriter and an International Manager, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Manager apply only to it in its capacity as an International Manager. The foregoing limitations do not apply to stabilization transactions and to certain other transactions specified in the Intersyndicate Agreement. As used herein, "United States or

Canadian Person" means any individual who is resident in the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than the foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Pursuant to the Intersyndicate Agreement, sales may be made between the syndicates of U.S. Underwriters and International Managers of such number of shares of Common Stock offered hereby as may be mutually agreed. Unless otherwise determined by the Representatives, the per share price of any shares of Common Stock so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

     Pursuant to Intersyndicate Agreement, each U.S. Underwriter has represented and agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and (ii) without limiting the generality of the foregoing, any offer or sale of such shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock offered hereby a notice stating in substance that by purchasing such shares of Common Stock such dealer represents and agrees that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any of such shares of Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof, (ii) any offer or sale of such shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made and (iii) it will send to any other dealer to whom it sells any of such shares of Common Stock a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Intersyndicate Agreement, each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of shares of Common Stock to the International Managers pursuant to the Underwriting Agreement, will not offer or sell, any shares of Common Stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the Offerings to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Pursuant to the Intersyndicate Agreement, each International Manager has further represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock acquired in connection with the distribution contemplated hereby in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law. Each International Manager has further agreed to send to any dealer who purchases from it any shares of Common Stock offered hereby a notice stating in substance that by purchasing such shares of Common Stock such dealer represents and agrees that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any of such shares of Common Stock in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law and (ii) it will send to any other dealer to whom it sells any of such shares of Common Stock a notice containing substantially the same statement as is contained in this sentence.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders, or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offerings and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offerings, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offerings creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas. R. Scott Cohen, a partner at such firm, owns 4,866 shares of Common Stock. Vinson & Elkins L.L.P., Dallas, Texas, is acting as counsel for the Underwriters.

                                    EXPERTS

     The audited consolidated financial statements and schedules of the Company included in, and incorporated by reference into, this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Berg Electronics Corp.

  Report of Arthur Andersen LLP, Independent Public
     Accountants............................................  F-2

  Consolidated Balance Sheets as of December 31, 1995 and
     1996, and as of September 30, 1997 (unaudited).........  F-3

  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited)... F-4

  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 (unaudited)... F-5

  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited)... F-6

  Notes to Consolidated Financial Statements................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Berg Electronics Corp.:

     We have audited the accompanying consolidated balance sheets of Berg Electronics Corp. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Berg Electronics Corp. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

St. Louis, Missouri,
January 29, 1997
(except with respect to the
  matters discussed in Note 16,
  as to which the date is
  October 29, 1997)

                             BERG ELECTRONICS CORP.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                           AS OF DECEMBER 31,        AS OF
                                           -------------------   SEPTEMBER 30,
                                             1995       1996         1997
                                           --------   --------   -------------
                                                                  (UNAUDITED)
Current assets:
  Cash and cash equivalents.............   $ 19,601   $  8,999     $  8,786
  Accounts receivable, less allowance of
     $3,043, $3,703 and $3,794,
     respectively.......................    117,665    104,134      135,377
  Inventories...........................     78,242     91,823       93,612
  Prepaid expenses and other............     10,697     13,935       17,117
                                           --------   --------     --------
          Total current assets..........    226,205    218,891      254,892
                                           --------   --------     --------
Property, plant and equipment...........    230,753    259,905      264,033
Deferred financing costs................     22,645     14,896        4,484
Intangible assets.......................    183,282    174,860      164,704
Other assets............................      5,455     13,455       13,678
                                           --------   --------     --------
          Total assets..................   $668,340   $682,007     $701,791
                                           ========   ========     ========
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
     obligations........................   $ 32,798   $ 33,912     $ 26,412
  Accounts payable......................     73,299     60,822       69,993
  Accrued payroll and payroll taxes.....     25,105     23,497       23,947
  Accrued and other liabilities.........     41,988     47,168       45,754
  Accrued interest......................      2,521      3,746        2,885
  Income taxes payable..................      6,692      8,586       22,580
                                           --------   --------     --------
          Total current liabilities.....    182,403    177,731      191,571
                                           --------   --------     --------
Long-term obligations, less current
  maturities............................    305,373    324,646      331,553
Other liabilities.......................     36,224     40,738       39,158
Stockholders' equity:
  Series B preferred stock, $.01 par
     value, $25 liquidation value,
     1,989,400, 0 and 0 shares,
     respectively, issued and
     outstanding........................         20         --           --
  Series E preferred stock, $.01 par
     value, $25 liquidation value,
     3,067,454, 0 and 0 shares,
     respectively, issued and
     outstanding........................         31         --           --
  Common stock, par value $.01 per
     share, 23,150,560, 38,250,476 and
     38,302,160 shares, respectively,
     issued and outstanding.............        232        382          383
  Class A common stock, par value $.01
     per share, 2,841,582, 2,768,582 and
     2,768,582 shares, respectively,
     issued and outstanding.............         28         28           28
Paid in capital.........................    116,575    116,094      116,286
Retained earnings.......................      9,930     19,836       40,571
Cumulative translation adjustments......     17,524      2,552      (17,759)
                                           --------   --------     --------
          Total stockholders' equity....    144,340    138,892      139,509
                                           --------   --------     --------
          Total liabilities and
            stockholders' equity........   $668,340   $682,007     $701,791
                                           ========   ========     ========

        See accompanying notes to the consolidated financial statements.

                             BERG ELECTRONICS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    FOR THE YEARS ENDED             FOR THE NINE MONTHS ENDED
                                                       DECEMBER 31,                       SEPTEMBER 30,
                                          ---------------------------------------   -------------------------
                                             1994          1995          1996          1996          1997
                                          -----------   -----------   -----------   -----------   -----------
                                                                                           (UNAUDITED)
Net sales...............................  $   526,250   $   667,249   $   704,669   $   530,718   $   586,808
Operating expenses:
  Cost of goods sold....................      343,858       442,276       455,869       346,537       378,523
  Selling, general and administrative...      128,865       154,756       157,682       119,247       127,865
  Amortization of intangible assets.....        9,603        11,182        12,011         8,778        11,494
  Net periodic postretirement
     benefits...........................        2,640         2,271         1,272           954         1,373
                                          -----------   -----------   -----------   -----------   -----------
Operating income........................       41,284        56,764        77,835        55,202        67,553
Other income (expense):
  Interest expense......................      (29,186)      (34,609)      (28,350)      (21,612)      (20,586)
  Amortization of deferred financing
     costs..............................       (5,859)       (6,286)       (3,388)       (2,680)       (1,866)
  Other, net............................         (346)         (738)        1,239         1,491        (1,474)
                                          -----------   -----------   -----------   -----------   -----------
Income before income tax provision and
  extraordinary items...................        5,893        15,131        47,336        32,401        43,627
Income tax provision....................        2,871         5,802        18,391        12,674        16,928
                                          -----------   -----------   -----------   -----------   -----------
Income before extraordinary items.......        3,022         9,329        28,945        19,727        26,699
Extraordinary items -- loss on early
  extinguishment of debt, net of income
  tax of $12,443, $12,443 and $3,734,
  respectively      ....................           --            --       (18,664)      (18,664)       (5,964)
                                          -----------   -----------   -----------   -----------   -----------
Net income..............................        3,022         9,329        10,281         1,063        20,735
Preferred stock:
  Accretion and dividends...............      (13,287)      (14,741)       (5,469)       (5,469)           --
  Excess of fair value over book value
     of redemption and purchase.........           --            --       (21,866)      (21,866)           --
                                          -----------   -----------   -----------   -----------   -----------
Net loss applicable to common shares....  $   (10,265)  $    (5,412)  $   (17,054)  $   (26,272)  $    20,735
                                          ===========   ===========   ===========   ===========   ===========
Net income (loss) per common share
  before extraordinary items............  $     (0.39)  $     (0.21)  $      0.04   $     (0.20)  $      0.64
                                          ===========   ===========   ===========   ===========   ===========
Net loss per common share...............  $     (0.39)  $     (0.21)  $     (0.44)  $     (0.70)  $      0.50
                                          ===========   ===========   ===========   ===========   ===========
Average common shares outstanding.......   25,995,252    25,978,648    38,491,476    37,650,328    41,567,964
                                          ===========   ===========   ===========   ===========   ===========

        See accompanying notes to the consolidated financial statements.

                             BERG ELECTRONICS CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                       CUMULATIVE
                                           PREFERRED   COMMON    PAID IN    RETAINED   TRANSLATION
                                             STOCK     STOCK     CAPITAL    EARNINGS   ADJUSTMENTS     TOTAL
                                           ---------   ------   ---------   --------   -----------   ---------
Balance, December 31, 1993..............     $ 40       $258    $ 110,650   $   579     $ (4,637)    $ 106,890
  Exercise of stock options.............                   2           99                                  101
  Dividend in the form of common
     stock..............................
  Preferred stock dividends.............        5                   2,802                                2,807
  Series B preferred stock accretion....                            1,500    (1,500)                        --
  Change in cumulative translation
     adjustments........................                                                  16,639        16,639
  Net income............................                                      3,022                      3,022
                                             ----       ----    ---------   -------     --------     ---------
Balance, December 31, 1994..............     $ 45       $260    $ 115,051   $ 2,101     $ 12,002     $ 129,459
  Exercise of stock options.............                               30                                   30
  Preferred stock dividends.............        6                      (6)                                  --
  Series B preferred stock accretion....                            1,500    (1,500)                        --
  Change in cumulative translation
     adjustments........................                                                   5,522         5,522
  Net income............................                                      9,329                      9,329
                                             ----       ----    ---------   -------     --------     ---------
Balance, December 31, 1995..............     $ 51       $260    $ 116,575   $ 9,930     $ 17,524     $ 144,340
  Exercise of stock options.............                              223                                  223
  Preferred stock dividends.............        1                      (1)                                  --
  Series B preferred stock accretion....                              375      (375)                        --
  Preferred stock purchase and
     redemption.........................      (52)               (142,953)                            (143,005)
  Net proceeds from IPO.................                 150      146,883                              147,033
  Costs of IPO..........................                           (5,008)                              (5,008)
  Change in cumulative translation
     adjustments........................                                                 (14,972)      (14,972)
  Net income............................                                     10,281                     10,281
                                             ----       ----    ---------   -------     --------     ---------
Balance, December 31, 1996..............     $ --       $410    $ 116,094   $19,836     $  2,552     $ 138,892
  Exercise of stock options.............                   1          192                                  193
  Change in cumulative translation
     adjustments........................                                                 (20,311)      (20,311)
  Net income............................                                     20,735                     20,735
                                             ----       ----    ---------   -------     --------     ---------
Balance at September 30,
  1997 (unaudited)......................     $ --       $411    $ 116,286   $40,571     $(17,759)    $ 139,509
                                             ====       ====    =========   =======     ========     =========

        See accompanying notes to the consolidated financial statements.

                             BERG ELECTRONICS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                FOR THE YEARS ENDED          FOR THE NINE MONTHS ENDED
                                                    DECEMBER 31,                   SEPTEMBER 30,
                                          --------------------------------   -------------------------
                                            1994        1995       1996         1996          1997
                                          ---------   --------   ---------   -----------   -----------
                                                                                    (UNAUDITED)
Cash flows provided by (used in)
  operating activities:
  Net income............................  $   3,022   $  9,329   $  10,281     $   1,063     $  20,735
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
     Extraordinary items................         --         --      31,107        31,107         9,698
     Depreciation.......................     32,528     42,761      44,237        33,590        34,563
     Amortization and other non-cash
       charges..........................     18,102     19,739      16,671        12,411        14,733
     Change in assets and liabilities,
       net of acquisitions:
       Accounts receivable..............    (11,813)   (24,226)      8,706         2,972       (36,805)
       Inventories......................     (3,331)    (8,339)    (10,982)      (18,871)       (6,813)
       Prepaid expenses and other.......     (8,485)       648      (5,873)       (3,312)       (5,224)
       Accounts payable.................      6,051     23,242      (7,610)      (11,076)       11,322
       Accrued and other liabilities....      9,508      4,944      (2,591)        6,497        15,958
       Other, net.......................      5,351       (335)    (14,735)      (16,102)       (6,970)
                                          ---------   --------   ---------     ---------     ---------
Net cash from operating activities......     50,933     67,763      69,211        38,279        51,197
                                          ---------   --------   ---------     ---------     ---------
Cash flows provided by (used in)
  investing activities:
  Acquisitions, less cash $94, $0, and
     $0, respectively...................   (113,122)   (11,375)    (17,844)           --            --
  Capital expenditures, net.............    (29,032)   (45,046)    (61,556)      (42,849)      (48,706)
                                          ---------   --------   ---------     ---------     ---------
Net cash from investing activities......   (142,154)   (56,421)    (79,400)      (42,849)      (48,706)
                                          ---------   --------   ---------     ---------     ---------
Cash flows provided by (used in)
  financing activities:
  Proceeds from issuance of long-term
     obligations........................    118,250     15,150     405,393       381,093       477,533
  Repayment of long-term obligations....    (21,809)   (19,658)   (384,662)     (362,786)     (478,533)
  Financing costs.......................         --         --     (25,208)      (25,208)       (1,235)
  Proceeds from issuance of common
     stock..............................        101         30         223            54           193
  Net proceeds from IPO.................         --         --     147,033       147,033            --
  Redemption and purchase of preferred
     stock..............................         --         --    (143,005)     (143,005)           --
                                          ---------   --------   ---------     ---------     ---------
Net cash from financing activities......     96,542     (4,478)       (226)       (2,819)       (2,042)
                                          ---------   --------   ---------     ---------     ---------
Effect of exchange rate changes on
  cash..................................      1,179        756        (187)          (44)         (662)
                                          ---------   --------   ---------     ---------     ---------
Net change in cash and cash
  equivalents...........................      6,500      7,620     (10,602)       (7,433)         (213)
Cash and cash equivalents at beginning
  of period.............................      5,481     11,981      19,601        19,601         8,999
                                          ---------   --------   ---------     ---------     ---------
Cash and cash equivalents at end of
  period................................  $  11,981   $ 19,601   $   8,999     $  12,168     $   8,786
                                          =========   ========   =========     =========     =========

        See accompanying notes to the consolidated financial statements.

                             BERG ELECTRONICS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. THE COMPANY

     The Company is a leading global designer, manufacturer and marketer of electronic connectors and cable assembly products for applications primarily in the computer, telecommunications and industrial markets. Berg Electronics Corp. ("Berg"), a Delaware corporation, was formed on November 4, 1992, to participate in the DuPont Acquisition (defined below). Berg had no operations prior to the DuPont Acquisition. Berg's year end is December 31.

     On February 26, 1993, Berg, through its wholly-owned subsidiary Berg Electronics Group, Inc. ("Group") and Group's subsidiaries (together with Berg and Group, the "Company"), acquired certain assets and assumed certain liabilities of the Connector Systems Business (the "Business") of the Electronics Division of E.I. duPont de Nemours and Company ("DuPont") for a total consideration of $385,057 (the "DuPont Acquisition"), which included an agreement not to compete, plus fees and expenses relating to the DuPont Acquisition and related financing. The results of operations of the Business have been included in the consolidated financial statements since the date of the DuPont Acquisition.

     Since the DuPont Acquisition, the Company has made seven strategic acquisitions. The largest of these occurred on May 23, 1994, when the Company acquired certain assets and related liabilities of the Connector System Business ("AT&T Connectors") of the AT&T Microelectronics Division of AT&T Corp. (now Lucent Technologies, Inc.) ("Lucent") for a total consideration of $84,500 (the "Lucent Acquisition") which included fees and expenses relating to the Lucent Acquisition and related financing.

     During 1996, the Company implemented a recapitalization plan (the "Recapitalization Plan") to, among other things, reduce interest expense and preferred stock dividend requirements and to improve the Company's operating and financial flexibility. The Recapitalization Plan included the redemption and purchase of Series B Preferred (as defined below) and Series E Preferred (as defined below), the redemption and purchase of the Debentures (as defined below), the refinancing of the Amended and Restated Credit Agreement dated as of May 23, 1994, with Chemical Bank, N.A., as Agent, and certain other banks as parties thereto (the "Amended Credit Agreement"), the Reverse Stock Split (defined below) and the initial public offering of 7,475,000 shares of the Company's common stock, par value $0.01 per share (together, the "Recapitalization").

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of Berg, Group and Group's wholly-owned subsidiaries, except for Group's interest in a joint venture in India which is accounted for under the equity method and is insignificant to the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated. In addition, certain prior year amounts have been reclassified to conform to current year presentation.

  Revenue Recognition

     Sales and related cost of goods sold are recognized when goods are shipped to the customer.

  Inventories

     Certain U.S. inventories are valued at the lower of cost or market (LCM), with cost being determined using the last-in, first-out (LIFO) method. Other U.S. and non-U.S. inventories are valued at the LCM, with cost being determined using the average cost method. Elements of cost in inventory include raw materials, direct labor and manufacturing overhead. A portion of inventory is financed at its fair market value and is included in inventories at its fair market value. The related financing obligation is included in accounts payable.

                             BERG ELECTRONICS CORP.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost net of accumulated depreciation. Depreciation is calculated using the straight-line method. The average estimated useful lives utilized in calculating depreciation are as follows: buildings -- 25 years; machinery and equipment -- 5 to 12 years; autos and trucks -- 3 years; office furniture and fixtures -- 2 to 3 years.

  Foreign Currency Translation

     Local currencies have been designated as the functional currencies for all subsidiaries. Accordingly, assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains or losses are included in the component of stockholders' equity designated cumulative translation adjustments on the Consolidated Balance Sheets.

  Related Party Transactions

     Berg and Group have entered into an Amended and Restated Monitoring and Oversight Agreement ("Agreement") with Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse") (an affiliate of Berg). The Agreement provides that the Company shall pay Hicks, Muse an annual fee, for ten years, of the greater of $700 or one-tenth of one percent (0.1%) of net sales during such year. In addition, the Agreement entitles Hicks, Muse to an acquisition advisory fee equal to 1.5% of the purchase price of any acquisition effected by the Company.

  Net Income (Loss) per Common Share

     On February 2, 1996, Berg's stockholders approved a 1-for-4.11 reverse stock split (the "Reverse Stock Split"). Consequently, all share and per share information have been retroactively restated to reflect the Reverse Stock Split.

     Per share amounts have been calculated using the weighted average number of shares outstanding during each period, adjusted for the impact of common stock equivalents using the treasury stock method when the effect is dilutive.

  Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, Berg considers investments purchased with an original maturity of three months or less to be cash equivalents. Interest and income taxes paid for the year ended December 31, 1994, are approximately $26,900 and $1,100, respectively; for the year ended December 31, 1995, are approximately $36,300 and $3,200, respectively; for the year ended December 31, 1996, are approximately $27,100 and $3,300, respectively; for the nine months ended September 30, 1996 are approximately $20,300 (unaudited) and $3,700 (unaudited), respectively; and for the nine months ended September 30, 1997 are approximately $21,500 (unaudited) and $2,900 (unaudited), respectively.

  Fair Value of Financial Instruments

     The fair market values of the financial instruments included in the consolidated financial statements approximate the carrying values of the financial instruments.

                             BERG ELECTRONICS CORP.

  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. INVENTORIES

     The composition of inventories is as follows:

                                           AT DECEMBER 31,
                                          ------------------    AT SEPTEMBER 30,
                                           1995       1996            1997
                                          -------    -------    ----------------
                                                                  (UNAUDITED)
Raw materials...........................  $23,241    $25,398        $30,826
Work-in-process.........................   24,114     18,998         31,182
Finished goods..........................   30,887     47,427         31,604
                                          -------    -------        -------
          Total.........................  $78,242    $91,823        $93,612
                                          =======    =======        =======

     The carrying value of inventories valued at LIFO, at December 31, 1995 and 1996, and at September 30, 1997 is approximately $34,900, $42,000 and $39,600
(unaudited), respectively, and its current cost is approximately $27,900, $34,200, and $31,300 (unaudited), respectively.

4. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment at December 31 is as follows:

                                             1995        1996
                                           --------    --------
Land and buildings......................   $ 82,614    $ 79,655
Machinery and equipment.................    240,671     308,382
                                           --------    --------
                                            323,285     388,037
Less: Accumulated depreciation..........    (92,532)   (128,132)
                                           --------    --------
                                           $230,753    $259,905
                                           ========    ========

                             BERG ELECTRONICS CORP.

5. INTANGIBLE ASSETS

     Intangible assets are amortized on a straight-line basis over various estimated useful lives. The composition of intangible assets at December 31 is as follows:

                                                AMOUNT
                                           -----------------
                                            1995      1996     LIFE
                                           -------   -------   ----
Goodwill................................   $134,387  $134,387    40
Patented technology.....................    39,942    42,618   5-17
Unpatented technology...................    12,076    15,542   3-17
Covenants not to compete................     5,150     5,150      5
Software................................     3,400     3,400      5
Other...................................     5,344     5,344   5-20
Supply agreement........................     6,800     6,800     10
                                           -------   -------
                                           207,099   213,241
Less: Accumulated amortization..........   (23,817)  (38,381)
                                           -------   -------
                                           $183,282  $174,860
                                           =======   =======

     Goodwill represents purchase price in excess of net tangible and identified intangible assets acquired in acquisitions. The Company generally assesses the recoverability of its intangible assets primarily based on its current and anticipated future undiscounted cash flows. At December 31, 1996, the Company does not believe there has been any impairment of its intangible assets.

6. DEFERRED FINANCING COSTS

     At December 31, 1996, deferred financing costs consists of aggregate fees and expenses of $19,143 incurred in connection with acquisitions, initial capitalization and the Recapitalization. These fees are included in deferred financing costs and are being amortized over the terms of the related borrowing and/or financial instrument on a straight line basis.

7. LONG-TERM OBLIGATIONS

     The composition of long-term obligations at December 31 is as follows:

                                                                1995        1996
                                                              --------    --------
Credit Agreement:
  Term Loan.................................................  $153,708    $332,500
  Term Loan B...............................................    59,000          --
  Revolving Credit Facility.................................    20,000      16,000
11 3/8% Guaranteed Senior Subordinated Debentures
  Due 2003..................................................   100,000          --
Other (Interest rates 1%-5%)................................     5,463      10,058
                                                              --------    --------
                                                              $338,171    $358,558
Less: Current maturities....................................   (32,798)    (33,912)
                                                              --------    --------
          Total.............................................  $305,373    $324,646
                                                              ========    ========

                             BERG ELECTRONICS CORP.

     The schedule of principal payments on long-term obligations at December 31, 1996, is as follows:

1997........................................................  $33,912
1998........................................................   57,435
1999........................................................   50,894
2000........................................................   60,806
2001........................................................   70,484
Thereafter..................................................   85,027
                                                              -------
          Total.............................................  $358,558
                                                              =======

     On February 29, 1996, the Company entered into a new credit facility (the "New Credit Facility") that among other things, refinanced the Amended Credit Agreement (the "Refinancing"). The refinancing of the Amended Credit Agreement resulted in the write-off of $12,755 of deferred financing costs. This write-off, net of income tax, is classified with other extraordinary items in the Consolidated Statement of Operations. The New Credit Facility consists of a $350,000 term loan (the "Term Loan") and a $100,000 Revolving Credit Facility (the "Revolver"). Borrowings under the New Credit Facility are secured by first priority mortgages and liens on substantially all of the material assets of the Company and its domestic subsidiaries and by pledges of a portion of the capital stock of the foreign subsidiaries. As of December 31, 1995 and 1996, the Company had approximately $10,400 and $10,000, respectively, of standby letters of credit outstanding under the Revolver. The New Credit Facility contains several financial covenants that, among other things, require the Company to maintain certain financial ratios that restrict the Company's ability to incur indebtedness, make capital expenditures and pay dividends. The commitment fee on the unused portion of the Revolver is 0.375% per annum on the average daily available balance.

     Mandatory principal payments are due in semi-annual installments with a final installment due on December 31, 2002. Amounts outstanding under the Revolver are due December 31, 2002. Additionally, 50% of Excess Cash Flow (as defined in the New Credit Facility) shall be applied toward prepayment of the borrowings under the New Credit Facility.

     Borrowings under the Term Loan and Revolver bear interest, at the option of the Company, at a rate per annum equal to (i) .05% plus the Agent's Alternate Base Rate (as defined in the New Credit Facility) or (ii) 1.50% plus the Eurodollar rate per annum. Interest payment dates vary depending on the interest rate option selected by the Company, but generally, interest is payable quarterly.

     The New Credit Facility requires the Company to enter into interest rate hedging arrangements to hedge against interest rate fluctuations. The Company has entered into an agreement which provides a ceiling of 7.5% through June 1997 and 8.5% from July 1997 through June 1998 on the LIBOR rate on $137,000 of indebtedness until June 30, 1998. The costs of the hedge agreements are amortized over their terms.

     The 11 3/8% Guaranteed Senior Subordinated Debentures due 2003 (the "Debentures") were issued under an indenture, dated April 28, 1993 (the "Indenture"). The Debentures represented unsecured general obligations of the Company and were subordinate to all Senior Debt (as defined in the Indenture) of the Company.

     On April 8, 1996, the Company redeemed $30,000 aggregate principal amount of Debentures (the "Debenture Redemption") for approximately $34,487 including accrued and unpaid interest and a redemption premium thereon, in accordance with the terms of the Indenture dated as of October 29, 1993, as amended. On April 9, 1996, the Company purchased all of the outstanding debentures not redeemed by the Company pursuant to the Debenture Redemption for approximately $82,590. The redemption and purchase of the Debentures resulted in the write-off of $4,900 of deferred financing costs. This write-off, net of income tax, is classified with other extraordinary items in the Consolidated Statement of Operations. Additionally, the

                             BERG ELECTRONICS CORP.

redemption and purchase premium and the related fees and expenses of the Debenture Redemption and purchase, totaling $13,452, are classified with other extraordinary items, net of income tax, in the Consolidated Statement of Operations.

8. STOCKHOLDERS' EQUITY

     At December 31, 1996 and 1995, the authorized capital stock of Berg consisted of 60 million shares of common stock, 7 million shares of Class A common stock and 28.5 million shares of preferred stock.

     On March 6, 1996, the Company consummated the sale of 7,475,000 common shares in its initial public offering. The Company received net proceeds of approximately $147,033 from the offering.

     The Class A common stock may be converted into shares of common stock at the option of the holder at any time. In addition, shares of the Class A common stock may be converted into common stock at the option of Berg upon the occurrence of a Triggering Event (as defined) or on February 26, 2003. Such conversion is based on a formula set forth in Berg's Certificate of Incorporation.

     Dividends are payable to holders of the common stock and Class A common stock in amounts as and when declared by Berg's board of directors, subject to legally available funds and certain agreements. The common stock and the Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     Dividends on the Company's Series B Preferred Stock, par value $0.01 per share, ("Series B Preferred") were payable at an annual rate of $2 per annum per share. Dividends were payable quarterly on February 28, May 31, August 31, and November 30. Berg, at its option, could pay quarterly dividends on the Series B Preferred for any or all dividend payments until February 28, 1998, and if the Amended Credit Agreement prohibited the payment of cash dividends, until February 28, 2000, by issuing additional shares of Series B Preferred, having a $25 per share liquidation value. Dividends for the November 1993 and the February, May, August and November 1994 dividend dates were paid by issuing 173,258 additional shares of Series B Preferred in 1994. Dividends for the February, May, August and November 1995 dividend dates were paid by issuing 151,502 additional shares of Series B Preferred in 1995.

     Dividends on the Series E Preferred Stock, par value $0.01 per share, ("Series E Preferred") were payable at an annual rate of $3.34375 per annum per share prior to May 1, 2005 and $3.6250 per share from and including May 1, 2005 increasing quarterly by $.125 per share provided that in no event shall the dividend rate exceed $5.00 per share. Dividends were payable quarterly on February 1, May 1, August 1, and November 1 (each a "Dividend Payment Date"). Berg, at its option, could pay quarterly dividends on the Series E Preferred for any or all dividend payments prior to May 1, 1998, and if the Amended Credit Agreement prohibited the payment of cash dividends, prior to May 1, 2000, by issuing additional shares of Series E Preferred, which will be valued at $25 per share. Dividends for the November 1993 and February, May, August and November 1994 dividend dates were paid by issuing 410,510 additional shares of Series E Preferred in 1994. Dividends for the February, May, August and November 1995 dividend dates were paid by issuing 378,135 additional shares of Series E Preferred in 1995.

     On March 18, 1996, the Company redeemed 50% of the outstanding shares of the Series E Preferred including accrued and unpaid dividends and a redemption premium thereon for approximately $44,253 (the "Series E Preferred Redemption"). On March 19, 1996, the Company purchased all of the outstanding shares of Series E Preferred not purchased by the Company pursuant to the Series E Preferred Redemption for approximately $47,819. Also, on March 19, 1996, the Company redeemed all of the outstanding shares of the Company's Series B Preferred including accrued and unpaid dividends thereon for approximately $50,933.

     Berg's qualified and non-qualified stock option plan (the "Option Plan") provides for the granting of up to 1,023,338 shares of common stock to key officers and employees of Berg. Under the plan, options granted

                             BERG ELECTRONICS CORP.

approximate market value of the common stock at the date of grant. Such options vest ratably over a five-year period commencing on the first anniversary date after the date of grant, and vested options are exercisable at the discretion of the committee appointed to administer the Option Plan. Generally, an option may be exercised only if the holder is an officer or employee of Berg or Group at the time of exercise. Options granted under the Option Plan are not transferable, except by will and the laws of descent and distribution.

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Option Plan. Accordingly, no compensation cost has been recognized for the Option Plan. Had compensation cost for the Option Plan been determined based upon the fair value at the grant date for awards under those plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income, net loss applicable to common shares and net loss per common share would approximate the pro forma amounts below:

                                                                     1995           1996
                                                                    -------       --------
Net Income......................................  As reported       $ 9,329       $ 10,281
                                                    Pro forma       $ 9,302       $ 10,203
Net loss applicable to common shares............  As reported       $(5,412)      $(17,054)
                                                    Pro forma       $(5,439)      $(17,132)
Net loss per common share.......................  As reported       $ (0.21)      $  (0.44)
                                                    Pro forma       $ (0.21)      $  (0.44)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions in 1995 and 1996, respectively: (i) dividend yield of 0% in both years; (ii) expected volatility of 30% in both years; (iii) risk free interest rate ranging from 5.9% to 7.5% and 5.5% to 6.4%; and (iv) expected life of 10 years.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995. Additional awards in future years are anticipated.

     Changes in the status of the Option Plan are summarized below:

                                                       WEIGHTED
                                                        AVERAGE        OPTIONS    OPTIONS
                                                    PRICE PER SHARE    GRANTED    VESTED
                                                    ---------------    -------    -------
December 31, 1993.................................       $2.05         542,578         --
  Granted.........................................       $4.70         121,654         --
  Vested..........................................          --              --    108,514
                                                        ------         -------    -------
December 31, 1994.................................       $2.54         664,232    108,514
  Granted.........................................       $9.66          82,726         --
  Vested..........................................          --              --    121,168
  Exercised.......................................       $2.05         (14,598)   (14,598)
  Lapsed..........................................       $2.05         (51,094)        --
                                                        ------         -------    -------
December 31, 1995.................................       $3.45         681,266    215,084
  Granted.........................................      $11.93          88,660         --
  Vested..........................................          --              --    159,584
  Exercised.......................................       $3.00         (40,872)   (40,872)
  Forfeiture......................................       $9.66          (9,732)        --
  Lapsed..........................................       $2.05         (17,544)    (1,946)
                                                        ------         -------    -------
December 31, 1996.................................       $4.51         701,778    331,850
                                                        ======         =======    =======

                             BERG ELECTRONICS CORP.

     The weighted average grant-date fair value of options granted during 1995 and 1996 was $5.53 and $6.65 per share, respectively. Of the options outstanding at December 31, 1996, 433,078 options, 107,050 options, 121,650 options and 40,000 options have exercise prices of $2.05, $4.70, $9.66 and $14.68, respectively, and have weighted average remaining contractual lives of 6 years, 7 years, 9.4 years and 10 years, respectively. The weighted average exercise price of options vested at December 31, 1996, is $2.85 per share.

9. INCOME TAXES

     The provision for income taxes, excluding the effects of extraordinary items, for the year ended December 31 consisted of the following:

                                                            1994      1995     1996
                                                           -------   ------   -------
Current:
  Federal...............................................   $    --   $   --   $ 2,385
  State.................................................       359      117       421
  Foreign...............................................     4,356    3,767     5,904
Deferred:
  Federal...............................................     1,538      554     5,325
  State.................................................        --       --       822
  Foreign...............................................    (3,382)   1,364     3,534
                                                           -------   ------   -------
                                                           $ 2,871   $5,802   $18,391
                                                           =======   ======   =======

     Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

                                                            1994      1995     1996
                                                           -------   ------   -------
U.S. Federal statutory rate.............................   $ 2,004   $5,145   $16,094
State taxes, net of Federal benefit.....................       359      117       215
Foreign taxes in excess of U.S. statutory rate..........       508      540     1,992
Other...................................................        --       --        90
                                                           -------   ------   -------
                                                           $ 2,871   $5,802   $18,391
                                                           =======   ======   =======

     The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                                 1995       1996
                                                                -------    -------
Deferred tax assets:
  Accrued liabilities not yet deductible....................    $ 5,503    $ 3,386
  Postretirement benefits...................................      8,233      9,685
  Net operating losses carried forward......................     14,307     19,384
  Foreign tax credits carried forward.......................      3,000      4,000
  Other.....................................................      1,746      3,229
                                                                -------    -------
                                                                 32,789     39,684
                                                                -------    -------
Deferred tax liabilities:
  Amortization..............................................     25,642     23,258
  Contingent bank loans.....................................      2,800      2,800
  Depreciation..............................................      3,616      7,495
  LIFO inventory valuation..................................      2,410      2,410
  Other.....................................................      1,641      6,870
                                                                -------    -------
                                                                 36,109     42,833
                                                                -------    -------
Net deferred tax liability..................................    $(3,320)   $(3,149)
                                                                =======    =======

                             BERG ELECTRONICS CORP.

     The Company's net operating losses carried forward expire over varying periods ranging from 5 to 15 years. The Company's foreign tax credits carried forward expire in 5 years.

     Domestic and foreign income (loss) before income tax provision for the years ended December 31 are as follows:

                                                          1994      1995       1996
                                                         ------    -------    -------
Domestic...............................................  $4,405    $   701    $20,718
Foreign................................................   1,488     14,430     26,618

10. RETIREMENT BENEFITS

     Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves. The Company has a voluntary 401(k) savings plan designed to enhance the existing retirement program covering eligible domestic employees. The costs of these plans recorded in the consolidated financial statements is approximately $2,500, $3,500 and $4,500 for 1994, 1995 and 1996, respectively.

     The Company provides postretirement health care and other benefits to qualifying domestic retirees. Most international employees are covered by government sponsored programs and the cost to the Company is not significant. The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.

     Net periodic postretirement benefit cost (NPPBC) for the years ended December 31 includes the following components:

                                                            1994      1995      1996
                                                           ------    ------    ------
Service cost.............................................  $1,521    $1,037    $  909
Interest cost............................................   1,192     1,455       951
Amortization of net gain.................................     (73)     (221)     (588)
                                                           ------    ------    ------
NPPBC....................................................  $2,640    $2,271    $1,272
                                                           ======    ======    ======

     The plan's status at December 31 is as follows:

                                                               1995       1996
                                                              -------    -------
Expected postretirement benefit obligation (EPBO)...........  $23,281    $29,719
                                                              =======    =======
Actuarial present value of benefit obligation:
  Retirees..................................................  $   202    $   515
  Fully eligible active participants........................    3,427      3,649
  Other active participants.................................    9,089      9,845
                                                              -------    -------
Accumulated postretirement benefit obligation (APBO)........   12,718     14,009
Plan assets.................................................       --         --
                                                              -------    -------
Unfunded APBO...............................................   12,718     14,009
Unrecognized net gain.......................................   11,496     11,477
                                                              -------    -------
Accrued postretirement benefit cost.........................  $24,214    $25,486
                                                              =======    =======

     The postretirement benefit obligation was determined by application of the terms of the plan, together with relevant actuarial assumptions for active employees. (DuPont retained the obligations for retirees at the DuPont Acquisition). Health care cost trends are projected at annual rates grading from 8.5%, in 1996 down to 5.5% in 2009 and later for the 1995 calculation. Health care cost trends are projected at annual rates grading from 8.0% in 1997 down to 6.0% in 2010 and later for the 1996 calculation. The effect of a 1% annual increase in these assumed cost trend rates would increase the APBO at December 31, 1995 and 1996, by a total of $2,559 and $2,864, respectively, and the service and interest cost components of the NPPBC for the years

                             BERG ELECTRONICS CORP.

ended December 31, 1995 and 1996, by a total of $406 and $545, respectively. The assumed discount rate used in determining the APBO was 7.5% and 8.0% in 1995 and 1996, respectively. The assumed rate of increase in compensation levels used was 4.75% in 1995 and 1996. As no assets have been segregated and restricted for payment of postretirement benefits, the expected return on plan assets is $0. The postretirement benefit accrual is included in other long-term liabilities on the Consolidated Balance Sheets.

     The Company does not provide any other significant postemployment benefits.

11. COMMITMENTS

     The Company leases certain buildings and transportation and other equipment. Total rental expense under operating leases is $6,700, $6,500 and $5,800 in 1994, 1995 and 1996, respectively. Future minimum lease payments under capital and operating leases for years ending December 31 are:

                                                              CAPITAL    OPERATING
                                                              -------    ---------
1997........................................................  $ 2,400     $6,300
1998........................................................    2,000      5,300
1999........................................................    1,500      4,300
2000........................................................    1,000      2,700
2001........................................................      200      2,500
Thereafter..................................................      200      1,900
                                                              -------
  Total minimum lease payments..............................    7,300
  Less amount representing interest.........................     (900)
                                                              -------
  Present value of net minimum lease payments...............  $ 6,400
                                                              =======

     From time to time, the Company engages in short-term hedging activities to reduce its exposure to precious metals price fluctuations and foreign currency fluctuations. Such hedging activities are not material, and gains and losses from such operations are not significant. There can be no assurance that these hedging operations will eliminate or substantially reduce the risk.

12. CONTINGENCIES

     The Company is subject to various lawsuits and claims with respect to such matters as patents, product liabilities, government regulations, and other actions arising in the normal course of business. In the opinion of management, the ultimate liabilities resulting from such lawsuits and claims will not have a material adverse effect on the Company's financial condition and results of operations.

     In connection with DuPont's acquisition in 1987 of the stock of Optos, Ltd. (renamed Berg Electronics K.K. following the Acquisition), preexisting bank loans of Optos, Ltd. were restructured to provide that loans totaling approximately $4,900 would be payable only out of positive earnings of specific product lines over a ten year period in excess of cumulative losses on such product lines. Due to substantial uncertainties surrounding the profitability of the specified product lines, these loans are deemed contingently payable and therefore are not reflected in the Consolidated Balance Sheets. A deferred tax liability of $2,800 is recorded in the Consolidated Balance Sheets to reflect the potential tax effect if the loans are forgiven.

13. RESEARCH AND DEVELOPMENT

     Research, development and engineering expenditures for the creation and application of new products and processes were approximately $20,800, $24,800 and $26,100 in 1994, 1995 and 1996, respectively.

                             BERG ELECTRONICS CORP.

14. BUSINESS SEGMENT INFORMATION

     The Company operates in one business segment -- electrical and electronic connection, switching and programming devices, which are sold throughout many diverse markets.

     The Company's operations are worldwide and can be grouped into several geographic segments. Operations outside the United States are conducted through wholly owned subsidiaries of the Company that function within assigned, principally national, markets. The subsidiaries manufacture regionally where required by market conditions and/or customer demands; however, substantial intersegment and intrasegment sales occur.

     Pertinent financial data by major geographic segments is as follows:

                                                       INTERCOMPANY     OPERATING
                                           NET SALES      SALES       INCOME (LOSS)   TOTAL ASSETS
                                           ---------   ------------   -------------   ------------
North America:  1994.....................  $266,522     $  60,537        $31,200       $ 550,249
                1995.....................   339,248        70,447         34,872         573,038
                1996.....................   381,967        88,138         44,380         569,266

Europe:         1994.....................  $131,982     $  20,529        $ 6,622       $ 159,756
                1995.....................   159,501        25,895          7,562         159,576
                1996.....................   155,083        37,166         13,306         167,720

Asia/Pacific:   1994.....................  $127,746     $  37,421        $ 3,462       $ 122,167
                1995.....................   168,500        44,559         14,830         146,562
                1996.....................   167,619        35,700         20,149         155,357

Eliminations:   1994.....................  $     --     $(118,487)       $    --       $(210,336)
                1995.....................        --      (140,901)          (500)       (210,836)
                1996.....................        --      (161,004)            --        (210,336)

Total:          1994.....................  $526,250     $      --        $41,284       $ 621,836
                1995.....................   667,249            --         56,764         668,340
                1996.....................   704,669            --         77,835         682,007

     As a result of the Lucent Acquisition, Lucent became a significant customer of the Company. In 1994, 1995 and 1996, sales to Lucent were approximately $64,600, $110,500 and $124,700, respectively. The Company entered into a five-year supply agreement with Lucent in connection with the Lucent Acquisition and believes that Lucent will remain an important customer in the foreseeable future.

                             BERG ELECTRONICS CORP.

15. UNAUDITED QUARTERLY DATA

                                                                                              NET INCOME
                                                                                 NET          (LOSS) PER
                                              NET SALES     GROSS PROFIT    INCOME (LOSS)      SHARE(1)
                                             ------------   -------------   -------------   ---------------
First Quarter:   1994......................  $    104,236   $     40,372     $    1,700     $         (0.06)
                 1995......................       160,300         54,484          4,040                0.01
                 1996......................       180,118         61,914        (13,109)              (1.30)
Second Quarter:  1994......................       127,577         46,051          3,159                  --
                 1995......................       164,346         57,906          2,215               (0.05)
                 1996......................       178,063         61,931          7,612                0.18
Third Quarter:   1994......................       146,592         47,376            131               (0.12)
                 1995......................       170,829         55,298          3,040               (0.02)
                 1996......................       172,537         60,336          6,560                0.16
Fourth Quarter:  1994......................       147,845         48,593         (1,968)              (0.21)
                 1995......................       171,774         57,285             34               (0.14)
                 1996......................       173,951         64,619          9,218                0.22

---------------
(1) In the first quarter of 1996, net income before extraordinary items and net loss per share before extraordinary items was $5,555 and $(1.40), respectively. No extraordinary items were recorded in any other quarter presented.

16. SUBSEQUENT EVENTS

     On October 29, 1997, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission, to register 9,537,467 shares, on behalf of selling shareholders. Sale of shares under this offering is expected to be completed in November 1997.

     On October 20, 1997, the Company completed a 2-for-1 split of its $0.01 par value Common Stock and $0.01 Class A Common Stock, effected as a 100% stock dividend to holders of record on September 29, 1997. All share and per share data in the accompanying Consolidated Financial Statements and these Notes to the Consolidated Financial Statements for all periods presented have been retroactively restated to give effect to this split.

     On August 7, 1997, the Company entered into a new credit facility (the "New Credit Facility") that was used to extinguish and replace the Credit Agreement dated February 29, 1996, as amended December 18, 1996 (the "IPO Credit Facility"). The refinancing resulted in a write off of $9,698 of deferred financing costs. This write off, net of income tax, is classified as an extraordinary item on the condensed consolidated statements of operations for the three and nine months ended September 30, 1997.

     The New Credit Facility consists of a $250,000 term loan (the "New Term Loan") and a $300,000 Revolving Credit Facility (the "New Revolving Facility"). Mandatory principal payments under the New Term Loan are due in semi-annual installments beginning on December 31, 1997, and continuing until the final payment is due on December 31, 2003. Amounts outstanding under the New Revolving Facility are due on December 31, 2003. Borrowings under the New Credit Facility bear interest, at the option of the Company, at a rate per annum equal to (i) the Agent's Alternate Base Rate (as defined in the New Credit Facility) or (ii) 0.75% plus the Eurodollar rate per annum. Interest payment dates vary depending on the interest rate option selected by the Company, but generally, interest is payable quarterly. The commitment fee on the unused portion of the New Revolving Facility is 0.25% per annum on the average daily unused balance. The New Credit Facility contains several financial covenants that, among other things, require the Company to maintain certain financial ratios and restrict the Company's ability to incur indebtedness, make capital expenditures, and pay dividends.

                                   [ART WORK]

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
Available Information.................     3
Reference Data........................     3
Incorporation of Certain Documents by
  Reference...........................     3
Prospectus Summary....................     4
Risk Factors..........................     8
Use of Proceeds.......................    11
Market for Common Stock and Dividend
  Policy..............................    11
Selected Historical Financial Data....    12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    13
Business..............................    18
Management............................    22
Principal and Selling Stockholders....    23
Certain Relationships and Related
  Transactions........................    25
Description of Capital Stock..........    25
Certain U.S. Tax Considerations
  Applicable to Non-U.S. Holders of
  the Common Stock....................    30
Underwriting..........................    33
Legal Matters.........................    36
Experts...............................    36
Index to Financial Statements.........   F-1

======================================================

======================================================

                                9,537,467 SHARES

                            [BERG ELECTRONICS LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            BEAR, STEARNS & CO. INC.

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER
                                           , 1997

======================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 ALTERNATIVE PAGE FOR INTERNATIONAL PROSPECTUS
                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997
PROSPECTUS
            , 1997
                                9,537,467 SHARES

                            [BERG ELECTRONICS LOGO]

                                  COMMON STOCK

     All of the shares of common stock, par value $0.01 per share (the "Common Stock"), of Berg Electronics Corp. (the "Company") offered hereby are being sold by certain stockholders of the Company. See "Principal and Selling Stockholders." Of the 9,537,467 shares being offered hereby, 1,907,493 shares are being offered initially outside of the United States and Canada by the International Managers (the "International Offering") and 7,629,974 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"). The Company will not receive any of the proceeds from the International Offering or the U.S. Offering (collectively, the "Offerings"), other than the proceeds, if any, received by the Company from the sale of shares as a result of the over-allotment option granted by the Company to the U.S. Underwriters in connection with the U.S. Offering. See "Underwriting" and "Use of Proceeds."

     The Common Stock is traded on the New York Stock Exchange under the symbol "BEI." The last reported sale price of the Common Stock on October 27, 1997 was $24 3/16 per share. See "Market for Common Stock" and Dividend Policy."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------
                                            PRICE                 UNDERWRITING             PROCEEDS TO
                                            TO THE               DISCOUNTS AND             THE SELLING
                                            PUBLIC               COMMISSIONS(1)          STOCKHOLDERS(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
Total(3)..........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------

(1) The Company, Berg Electronics Group, Inc. and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses, estimated at $730,000, which will be paid by the Company.

(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 953,747 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total Price to the Public and
    Underwriting Discounts and Commissions will be $         and $         ,
    respectively, and the proceeds to the Company therefrom will be $         .
    See "Underwriting."

     The shares of Common Stock are offered by the several International Managers, when, as and if delivered to and accepted by the International Managers and subject to various prior conditions, including their right to reject orders in whole or part. It is expected that delivery of the Common Stock
will be made in New York, New York, on or about             , 1997.

DONALDSON, LUFKIN & JENRETTE
             INTERNATIONAL

          BEAR, STEARNS & CO. INC.

                      CREDIT SUISSE FIRST BOSTON

                                 MERRILL LYNCH INTERNATIONAL

                                           MORGAN STANLEY DEAN WITTER

                 ALTERNATIVE PAGE FOR INTERNATIONAL PROSPECTUS

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF COMMON STOCK OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT OF 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE COMMON STOCK IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH.

     IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
Available Information.................     3
Reference Data........................     3
Incorporation of Certain Documents by
  Reference...........................     3
Prospectus Summary....................     4
Risk Factors..........................     8
Use of Proceeds.......................    11
Market for Common Stock and Dividend
  Policy..............................    11
Selected Historical Financial Data....    12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    13
Business..............................    18
Management............................    22
Principal and Selling Stockholders....    23
Certain Relationships and Related
  Transactions........................    25
Description of Capital Stock..........    25
Certain U.S. Tax Considerations
  Applicable to Non-U.S. Holders of
  the Common Stock....................    30
Underwriting..........................    33
Legal Matters.........................    36
Experts...............................    36
Index to Financial Statements.........   F-1

======================================================

======================================================

                                9,537,467 SHARES

                            [BERG ELECTRONICS LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
                  INTERNATIONAL

                            BEAR, STEARNS & CO. INC.

                           CREDIT SUISSE FIRST BOSTON

                          MERRILL LYNCH INTERNATIONAL

                           MORGAN STANLEY DEAN WITTER

                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission ("SEC") registration fee the filing fee with the National Association of Securities Dealers, Inc. ("NASD").

SEC registration fee........................................  $ 76,896
NASD filing fee.............................................    25,876
Printing expenses...........................................   300,000
Accountants' fees and expenses..............................   100,000
Legal fees and expenses.....................................   200,000
Blue Sky qualification fees and expenses....................     3,000
Transfer Agent and Registrar fees...........................    10,000
Miscellaneous...............................................    14,228
                                                              --------
          Total.............................................  $730,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     Pursuant to Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Company eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities related to the breach of duty of loyalty, actions not in good faith and certain other liabilities. Additionally, the Company has purchased a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
          1.1            -- Form of Underwriting Agreement among the Company, Berg
                            Electronics Group, Inc., the U.S. Underwriters and the
                            International Managers.**
          3.1            -- Certificate of Incorporation of Berg Electronics Corp.
                            (f/k/a Berg Electronics Group, Inc.; f/k/a Berg
                            Electronics Holdings Corp.; f/k/a Berg CS Holdings,
                            Inc.), together with amendments thereto.(1)
          3.2            -- Certificate of Amendment to Certificate of Incorporation,
                            dated February 29, 1996, of Berg Electronics Corp.(4)
          3.3            -- Bylaws of Berg Electronics Corp.(1)
          5.1            -- Opinion of Weil, Gotshal & Manges LLP*
         10.1            -- Registration Rights Agreement, dated as of March 1, 1993, by and among Berg Electronics Holdings Corp. and the
                            parties listed therein.(2)
         10.2            -- Amended and Restated Lease Agreement, dated July 26 1993, by and between Ronald S. Marsilio and Harbor Electronics,
                            Inc.(2)
         10.3+           -- Berg Electronics, Inc. Pension and Retirement Plan.(2)
         10.4+           -- Berg Electronics, Inc. Savings Plan.(2)
         10.5+           -- Form of Berg Electronics Holdings Corp. 1993 Stock Option
                            Plan.(2)
         10.6            -- Supply Contract between AT&T Corp. and Berg Electronics,
                            Inc., dated as of May 23, 1994, incorporated by reference
                            as an exhibit to the Asset Purchase Agreement, dated as
                            of May 23, 1994, between Berg Electronics, Inc. and AT&T
                            Corp. (exhibit 10.7 hereto).(3)
         10.7            -- Asset Purchase Agreement, dated as of May 23, 1994,
                            between Berg Electronics, Inc. and AT&T Corp.(3)
         10.8+           -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among James N. Mills, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.9+           -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among Robert N. Mills, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.10+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among David M. Sindelar, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.11+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among W. Thomas McGhee, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.12+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among Timothy L. Conlon, Berg
                            Electronics Corp. and Berg Electronics Group, Inc.(1)
         10.13+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among Larry S. Bacon, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.14           -- Amended and Restated Monitoring and Oversight Agreement,
                            dated as of March 6, 1996 by and among Berg Electronics
                            Corp., Berg Electronics Group, Inc. and Hicks, Muse, Tate
                            and Furst Incorporated.(4)

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
         10.15           -- Credit Agreement dated as of February 29, 1996 among Berg
                            Electronics Group, Inc., Berg Electronics Corp., the
                            banks and other financial institutions from time to time
                            parties thereto, and Chemical Bank, as Agent for the
                            Lenders.(4)
         10.16           -- Form of Revolving Credit Note, dated March 6, 1996,
                            between Berg Electronics Group, Inc. and Chemical
                            Bank.(4)
         10.17           -- Schedule of substantially identical Revolving Credit
                            Notes.(4)
         10.18           -- Form of Term Note, dated March 6, 1996, between Berg
                            Electronics Group, Inc. and Chemical Bank.(4)
         10.19           -- Schedule of substantially identical Term Notes.(4)
         10.20           -- Swing Line Note, dated March 6, 1996, between Berg
                            Electronics Group, Inc. and Chemical Bank.(4)
         10.21           -- Underwriting Agreement, dated March 1, 1996, among Berg
                            Electronics Corp., Berg Electronics Group, Inc. and the
                            underwriters named therein.(4)
         10.22           -- Domestic Subsidiaries Guarantee, dated as of March 6,
                            1996, made by each of the corporations that are
                            signatories thereto in favor of Chemical Bank, as agent
                            for the lenders from time to time parties to the Credit
                            Agreement.(4)
         10.23           -- Acknowledgement, Consent and Amendment, dated as of
                            February 29, 1996, to the documents listed on Schedule I
                            thereto made by each of the corporations that are
                            signatories thereto in favor of Chemical Bank, as agent
                            for the lenders from time to time parties to the Credit
                            Agreement.(4)
         10.24           -- First Amendment, dated as of December 18, 1996, to the
                            Credit Agreement among Berg Electronics Group, Inc., Berg
                            Electronics Corp., the banks and other financial
                            institutions from time to time parties thereto, and the
                            Chase Manhattan Bank (as successor by merger to Chemical
                            Bank).(4)
         10.25           -- Supplement No. I to Note Pledge Agreement, dated as of
                            December 18, 1996, made by Berg Electronics Group, Inc.
                            in favor of the Chase Manhattan Bank (as successor by
                            merger to Chemical Bank).(4)
         10.26+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among James N. Mills, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.27+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among David M. Sindelar, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.28+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among W. Thomas McGhee, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.29+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among Larry S. Bacon, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.30+          -- Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of January 1, 1997, by and
                            among Robert N. Mills, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.31+          -- Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of January 1, 1997, by and
                            among Timothy L. Conlon, Berg Electronics Corp., Berg
                            Electronics Group, Inc.(6)
         10.32           -- Berg Electronics Corp. 1997 Senior Executive Compensation
                            Plan.(7)

          10.33           -- Amended and Restated Credit Agreement, dated as of August 7, 1997, among Berg
                             Electronics Group, Inc., Berg Electronics Corp., the banks and other financial institutions from time to time parties thereto, and the Chase Manhattan Bank, as Agent for the lenders.(8)
          10.34+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among James N. Mills, Berg Electronics Corp., Berg Electronics Group, Inc.
                             and certain of its subsidiaries.(8)
          10.35+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among Robert N. Mills, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          10.36+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among David M. Sindelar, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          10.37+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among W. Thomas McGhee, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          10.38+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among Larry S. Bacon, Berg Electronics Corp., Berg Electronics Group, Inc.
                             and certain of its subsidiaries.(8)
          10.39+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among Timothy L. Conlon, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          21.1            -- Subsidiaries of Registrant.(5)
          23              -- Consent of Arthur Andersen LLP.*

---------------

(1) Filed previously as an exhibit to the Registration Statement of Berg Electronics Corp. on Form S-1, Registration No. 33-98240, and incorporated by reference herein.

(2) Filed previously as an exhibit to the Registration Statement of Berg Electronics Holdings Corp. on Form S-1, Registration No. 33-62552, and incorporated by reference herein.

(3) Filed previously as an exhibit to the Berg Electronics Holdings Corp. and Berg Electronics, Inc. Form 8-K dated May 23, 1994 and incorporated by reference herein.

(4) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-K for the fiscal year ended December 31, 1995, and incorporated by reference herein.

(5) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-K for the fiscal year ended December 31, 1996, and incorporated by reference herein.

(6) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-Q and 10-Q/A for the quarter ended March 31, 1997 and incorporated by reference herein.

(7) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-Q for the quarter ended June 30, 1997, and incorporated by reference herein.

(8) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-Q for the quarter ended September 30, 1997, and incorporated by reference herein.

 *  Filed herewith.

**  To be filed.

 +  Indicates a management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes that:

          (a) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) See Item 15.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 29th day of October, 1997.

                                            BERG ELECTRONICS CORP.

                                            By    /s/ DAVID M. SINDELAR
                                             -----------------------------------
                                                      David M. Sindelar
                                                  Senior Vice President and
                                                   Chief Financial Officer

     Each person whose signature to this Registration Statement appears below hereby appoints James N. Mills and David M. Sindelar, and each individually, either of whom may act without joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) (under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURES                                    TITLE                     DATE

                 /s/ JAMES N. MILLS                      Chief Executive Officer       October 29, 1997
-----------------------------------------------------      and Chairman of the
                   James N. Mills                          Board (Principal
                                                           Executive Officer)

                /s/ DAVID M. SINDELAR                    Chief Financial Officer       October 29, 1997
-----------------------------------------------------      and Senior Vice
                  David M. Sindelar                        President (Principal
                                                           Financial Officer)

               /s/ JOSEPH S. CATANZARO                   Chief Accounting Officer      October 29, 1997
-----------------------------------------------------      (Principal Accounting
                 Joseph S. Catanzaro                       Officer)

                /s/ TIMOTHY L. CONLON                    Director                      October 29, 1997
-----------------------------------------------------
                  Timothy L. Conlon

                 /s/ THOMAS O. HICKS                     Director                      October 29, 1997
-----------------------------------------------------
                   Thomas O. Hicks

                 /s/ CHARLES W. TATE                     Director                      October 29, 1997
-----------------------------------------------------
                   Charles W. Tate

                /s/ RICHARD W. VIESER                    Director                      October 29, 1997
-----------------------------------------------------
                  Richard W. Vieser

                /s/ KENNETH F. YONTZ                     Director                      October 29, 1997
-----------------------------------------------------
                  Kenneth F. Yontz

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT

          1.1            -- Form of Underwriting Agreement among the Company, Berg
                            Electronics Group, Inc., the U.S. Underwriters and the
                            International Managers.**
          3.1            -- Certificate of Incorporation of Berg Electronics Corp.
                            (f/k/a Berg Electronics Group, Inc.; f/k/a Berg
                            Electronics Holdings Corp.; f/k/a Berg CS Holdings,
                            Inc.), together with amendments thereto.(1)
          3.2            -- Certificate of Amendment to Certificate of Incorporation,
                            dated February 29, 1996, of Berg Electronics Corp.(4)
          3.3            -- Bylaws of Berg Electronics Corp.(1)
          5.1            -- Opinion of Weil, Gotshal & Manges LLP*
         10.1            -- Registration Rights Agreement, dated as of March 1, 1993, by and among Berg Electronics Holdings Corp. and the
                            parties listed therein.(2)
         10.2            -- Amended and Restated Lease Agreement, dated July 26 1993, by and between Ronald S. Marsilio and Harbor Electronics,
                            Inc.(2)
         10.3+           -- Berg Electronics, Inc. Pension and Retirement Plan.(2)
         10.4+           -- Berg Electronics, Inc. Savings Plan.(2)
         10.5+           -- Form of Berg Electronics Holdings Corp. 1993 Stock Option
                            Plan.(2)
         10.6            -- Supply Contract between AT&T Corp. and Berg Electronics,
                            Inc., dated as of May 23, 1994, incorporated by reference
                            as an exhibit to the Asset Purchase Agreement, dated as
                            of May 23, 1994, between Berg Electronics, Inc. and AT&T
                            Corp. (exhibit 10.7 hereto).(3)
         10.7            -- Asset Purchase Agreement, dated as of May 23, 1994,
                            between Berg Electronics, Inc. and AT&T Corp.(3)
         10.8+           -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among James N. Mills, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.9+           -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among Robert N. Mills, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.10+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among David M. Sindelar, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.11+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among W. Thomas McGhee, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.12+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among Timothy L. Conlon, Berg
                            Electronics Corp. and Berg Electronics Group, Inc.(1)
         10.13+          -- Amended and Restated Employment Agreement, dated as of
                            February 1, 1996, by and among Larry S. Bacon, Berg
                            Electronics Corp., Berg Electronics Group, Inc. and
                            certain of its subsidiaries.(1)
         10.14           -- Amended and Restated Monitoring and Oversight Agreement,
                            dated as of March 6, 1996 by and among Berg Electronics
                            Corp., Berg Electronics Group, Inc. and Hicks, Muse, Tate
                            and Furst Incorporated.(4)

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
         10.15           -- Credit Agreement dated as of February 29, 1996 among Berg
                            Electronics Group, Inc., Berg Electronics Corp., the
                            banks and other financial institutions from time to time
                            parties thereto, and Chemical Bank, as Agent for the
                            Lenders.(4)
         10.16           -- Form of Revolving Credit Note, dated March 6, 1996,
                            between Berg Electronics Group, Inc. and Chemical
                            Bank.(4)
         10.17           -- Schedule of substantially identical Revolving Credit
                            Notes.(4)
         10.18           -- Form of Term Note, dated March 6, 1996, between Berg
                            Electronics Group, Inc. and Chemical Bank.(4)
         10.19           -- Schedule of substantially identical Term Notes.(4)
         10.20           -- Swing Line Note, dated March 6, 1996, between Berg
                            Electronics Group, Inc. and Chemical Bank.(4)
         10.21           -- Underwriting Agreement, dated March 1, 1996, among Berg
                            Electronics Corp., Berg Electronics Group, Inc. and the
                            underwriters named therein.(4)
         10.22           -- Domestic Subsidiaries Guarantee, dated as of March 6,
                            1996, made by each of the corporations that are
                            signatories thereto in favor of Chemical Bank, as agent
                            for the lenders from time to time parties to the Credit
                            Agreement.(4)
         10.23           -- Acknowledgement, Consent and Amendment, dated as of
                            February 29, 1996, to the documents listed on Schedule I
                            thereto made by each of the corporations that are
                            signatories thereto in favor of Chemical Bank, as agent
                            for the lenders from time to time parties to the Credit
                            Agreement.(4)
         10.24           -- First Amendment, dated as of December 18, 1996, to the
                            Credit Agreement among Berg Electronics Group, Inc., Berg
                            Electronics Corp., the banks and other financial
                            institutions from time to time parties thereto, and the
                            Chase Manhattan Bank (as successor by merger to Chemical
                            Bank).(4)
         10.25           -- Supplement No. I to Note Pledge Agreement, dated as of
                            December 18, 1996, made by Berg Electronics Group, Inc.
                            in favor of the Chase Manhattan Bank (as successor by
                            merger to Chemical Bank).(4)
         10.26+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among James N. Mills, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.27+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among David M. Sindelar, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.28+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among W. Thomas McGhee, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.29+          -- First Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of August 5, 1996, by and
                            among Larry S. Bacon, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.30+          -- Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of January 1, 1997, by and
                            among Robert N. Mills, Berg Electronics Corp., Berg
                            Electronics Group, Inc. and certain of its
                            subsidiaries.(6)
         10.31+          -- Amendment to the Amended and Restated Executive
                            Employment Agreement, dated as of January 1, 1997, by and
                            among Timothy L. Conlon, Berg Electronics Corp., Berg
                            Electronics Group, Inc.(6)
         10.32           -- Berg Electronics Corp. 1997 Senior Executive Compensation
                            Plan.(7)

          10.33           -- Amended and Restated Credit Agreement, dated as of August 7, 1997, among Berg
                             Electronics Group, Inc., Berg Electronics Corp., the banks and other financial institutions from time to time parties thereto, and the Chase Manhattan Bank, as Agent for the lenders.(8)
          10.34+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among James N. Mills, Berg Electronics Corp., Berg Electronics Group, Inc.
                             and certain of its subsidiaries.(8)
          10.35+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among Robert N. Mills, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          10.36+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among David M. Sindelar, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          10.37+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among W. Thomas McGhee, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          10.38+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among Larry S. Bacon, Berg Electronics Corp., Berg Electronics Group, Inc.
                             and certain of its subsidiaries.(8)
          10.39+          -- Second Amended and Restated Executive Employment Agreement, dated as of November 1,
                             1997, by and among Timothy L. Conlon, Berg Electronics Corp., Berg Electronics Group,
                             Inc. and certain of its subsidiaries.(8)
          21.1            -- Subsidiaries of Registrant.(5)
          23              -- Consent of Arthur Andersen LLP.*

---------------

(1) Filed previously as an exhibit to the Registration Statement of Berg Electronics Corp. on Form S-1, Registration No. 33-98240, and incorporated by reference herein.

(2) Filed previously as an exhibit to the Registration Statement of Berg Electronics Holdings Corp. on Form S-1, Registration No. 33-62552, and incorporated by reference herein.

(3) Filed previously as an exhibit to the Berg Electronics Holdings Corp. and Berg Electronics, Inc. Form 8-K dated May 23, 1994 and incorporated by reference herein.

(4) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-K for the fiscal year ended December 31, 1995, and incorporated by reference herein.

(5) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-K for the fiscal year ended December 31, 1996, and incorporated by reference herein.

(6) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-Q and 10-Q/A for the quarter ended March 31, 1997 and incorporated by reference herein.

(7) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-Q for the quarter ended June 30, 1997, and incorporated by reference herein.

(8) Filed previously as an exhibit to the Berg Electronics Corp. Form 10-Q for the quarter ended September 30, 1997, and incorporated by reference herein.

 *  Filed herewith.

**  To be filed.

 +  Indicates a management contract or compensatory plan or arrangement.